Management’s Discussion and Analysis

FOR THE YEAR ENDED DECEMBER 31, 2022
February 22, 2023

Management Discussion and Analysis
For the years ended December 31, 2022 and 2021
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)

PAN AMERICAN SILVER CORP.	1

Management Discussion and Analysis
For the years ended December 31, 2022 and 2021
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION
This Management’s Discussion and Analysis (“MD&A”) is intended to help the reader understand the significant factors that influence the performance of Pan American Silver Corp. and its subsidiaries (collectively “Pan American”, “we”, “us”, “our” or the “Company”) and such factors that may affect its future performance. This MD&A should be read in conjunction with the Company’s audited consolidated financial statements for the year ended December 31, 2022 (the “2022 Annual Financial Statements”), and the related notes contained therein. All amounts in this MD&A and the 2022 Annual Financial Statements are expressed in United States dollars (“USD”) unless identified otherwise. The Company reports its financial position, financial performance and cash flows in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”). Pan American’s significant accounting policies are set out in Note 3 of the 2022 Annual Financial Statements.
This MD&A refers to various non-Generally Accepted Accounting Principles (“non-GAAP”) measures, such as “all-in sustaining costs per ounce sold”, “Cash Costs per ounce sold”, “adjusted earnings” and “basic adjusted earnings per share”, “total debt”, “capital”, and “working capital”, which are used by the Company to manage and evaluate operating performance at each of the Company’s mines and are widely reported in the mining industry as benchmarks for performance, do not have standardized meanings under IFRS, and the methodology by which these measures are calculated may differ from similar measures reported by other companies. To facilitate a better understanding of these non-GAAP measures as calculated by the Company, additional information has been provided in this MD&A. Please refer to the section of this MD&A entitled “Alternative Performance (Non-GAAP) Measures” for a detailed description of “all-in sustaining cost per ounce sold”, “Cash Costs per ounce sold”, “adjusted earnings” and “basic adjusted earnings per share”, “total debt”, “capital”, and “working capital” as well as details of the Company’s by-product credits and a reconciliation, where appropriate, of these measures to the 2022 Annual Financial Statements.
Any reference to “Cash Costs” in this MD&A should be understood to mean Cash Costs per ounce of silver or gold sold, net of by-product credits. Any reference to “AISC” in this MD&A should be understood to mean all-in sustaining costs per silver or gold ounce sold, net of by-product credits.
Except for historical information contained in this MD&A, the following disclosures are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and forward-looking information within the meaning of applicable Canadian provincial securities laws, or are future oriented financial information and as such, are based on an assumed set of economic conditions and courses of action. Please refer to the cautionary note regarding forward-looking statements and information at the back of this MD&A and the “Risks Related to Pan American’s Business” contained in the Company’s most recent Annual Information Form on file with the Canadian provincial securities regulatory authorities and Form 40-F on file with the U.S. Securities and Exchange Commission (the “SEC”). Additional information about Pan American and its business activities, including its Annual Information Form, is available on SEDAR at www.sedar.com.

PAN AMERICAN SILVER CORP.	2

Management Discussion and Analysis
For the years ended December 31, 2022 and 2021
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)

CORE BUSINESS AND STRATEGY
Pan American engages in silver and gold mining and related activities, including exploration, mine development, extraction, processing, refining and reclamation. The Company owns and operates silver and gold mines located in Peru, Mexico, Argentina, Bolivia, and Canada. We also own the Escobal mine in Guatemala that is currently not operating. In addition, the Company is exploring for new silver deposits and opportunities throughout the Americas. The Company is listed on the Toronto Stock Exchange (Symbol: PAAS) and on the Nasdaq Global Select Market in New York (Symbol: PAAS).
Pan American’s vision is to be the world’s premier silver mining company, with a reputation for excellence in discovery, engineering, innovation and sustainable development. To achieve this vision, we base our business on the following strategy:
•Generate sustainable profits and superior returns on investments through the safe, efficient and environmentally sound development and operation of our assets.
•Constantly replace and grow our mineral reserves and mineral resources through targeted near-mine exploration and global business development.
•Foster positive long-term relationships with our employees, shareholders, communities and local governments through open and honest communication and ethical and sustainable business practices.
•Continually search for opportunities to upgrade and improve the quality of our assets, both internally and through acquisition.
•Encourage our employees to be innovative, responsive and entrepreneurial throughout our entire organization.
To execute this strategy, Pan American has assembled a sector-leading team of mining professionals with a depth of knowledge and experience in all aspects of our business, which enables the Company to confidently advance early stage projects through construction and into operation.

YAMANA GOLD INC. TRANSACTION
The Company, Agnico Eagle Mines Limited (“Agnico Eagle”) and Yamana Gold Inc. (“Yamana”) entered into an arrangement agreement dated November 4, 2022, whereby the Company agreed to acquire all of the issued and outstanding common shares of Yamana following the sale by Yamana of its Canadian assets, including certain subsidiaries and partnerships which hold Yamana’s interests in the Canadian Malartic mine, to Agnico Eagle, by way of a plan of arrangement under the Canada Business Corporations Act (the “Transaction”). The Transaction is expected to close in the first quarter of 2023, subject to receipt of approval from the Mexican Federal Economic Competition Commission and satisfaction or waiver of certain other closing conditions. Please refer to the "Subsequent Events" section of the MD&A.
The Transaction would establish Pan American as a major precious metals producer in Latin America. The combined portfolio will consist of 11 operations concentrated in Latin America, a region where Pan American has over 29 years of proven expertise and experience operating mines. With the addition of four operating mines expected to generate strong free cash flow, the Transaction should enhance Pan American’s overall financial position and improve its ability to internally fund its growth projects.

PAN AMERICAN SILVER CORP.	3

Management Discussion and Analysis
For the years ended December 31, 2022 and 2021
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)

2022 HIGHLIGHTS
Operations
Silver production of 18.5 million ounces
Consolidated 2022 silver production of 18.5 million ounces was 0.7 million ounces lower than we produced in 2021. This was primarily due to Morococha being placed on care and maintenance in February 2022, partially offset by an increase in production at La Colorada driven by higher throughput from improved ventilation rates. 2022 silver production was within the November 2022 Revised Operating Outlook range of 18.0 to 18.5 million ounces as provided in the Q3 2022 MD&A dated November 9, 2022.
Gold production of 552.5 thousand ounces
Consolidated 2022 gold production of 552.5 thousand ounces was 26.8 thousand ounces lower than we produced in 2021. This was largely the result of lower gold production at Dolores due to mine sequencing and a reserve grade shortfall in Phase 9B of the open pit. The decrease at Dolores was partially offset by higher production at Shahuindo from higher gold grades due to mine sequencing. 2022 gold production was within our 2022 Original Operating Outlook range of 550.0 to 605.0 thousand ounces.
Base metal production
Consolidated 2022 lead production of 18.7 thousand tonnes was 0.6 thousand tonnes higher than we produced in 2021. Consolidated 2022 zinc production of 38.6 thousand tonnes and copper production of 5.3 thousand tonnes were 10.7 thousand tonnes and 3.4 thousand tonnes lower than we produced in 2021, respectively. The changes in year-over-year base metal production were primarily the result of Morococha being placed on care and maintenance in February 2022, and mining at Huaron sequencing into higher lead grade ore zones.
Zinc production was within the 2022 Original Operating Outlook range of 35.0 to 40.0 thousand tonnes, while lead production was above the 2022 Original Operating Outlook range of 15.0 to 17.0 thousand tonnes, and copper production was below the 2022 Original Operating Outlook range of 5.5 to 6.5 thousand tonnes.
Financial
Revenue in 2022 of $1.5 billion was 8% lower than the $1.6 billion recorded in 2021, reflecting an estimated $111.3 million in lower revenues attributable to lower quantities of metal sold, largely due to Morococha being placed on care and maintenance in February 2022, and $47.6 million attributable to lower silver prices offset partially by higher zinc prices.
Net loss of $340.1 million, or $1.62 basic loss per share, was recorded for 2022, compared with net earnings of $98.6 million, or $0.46 basic earnings per share in 2021. The $438.6 million year-over-year decrease was mainly due to a combination of: the Transaction costs primarily attributable to the Company agreeing to provide Yamana with $150 million toward a termination fee payable to Gold Fields Limited ("Gold Fields"); the $154.5 million Q2 2022 impairment and associated net realizable value ("NRV") charge of the Dolores mine; increased production costs; and lower revenues.
The Dolores Q2 2022 impairment and NRV adjustment was related to the following indicators: (i) The updated mineral resource and production plan for the life of mine which adjusted for the overestimation on Phase 9B of the open pit resource from the original exploration drilling conducted; (ii) inflationary pressures, which have particularly affected this shorter-life asset where most of the mining will be completed in the next two years, including the suspension of underground mining operations; and, (iv) a reduction in the expected duration of economic leaching to the year 2030.
See the "Overview of 2022 Financial Results" section of this MD&A for further information.
Adjusted earnings(1) was $17.9 million, or $0.09 adjusted earnings per share, in 2022, compared to adjusted earnings of $161.8 million, or $0.77 basic adjusted earnings per share in 2021. The decrease is related to the revenue and production cost factors described above.

PAN AMERICAN SILVER CORP.	4

Management Discussion and Analysis
For the years ended December 31, 2022 and 2021
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)
Cash flow, liquidity and working capital position
Cash flow from operations: The Company generated $31.9 million in 2022, which was a $360.2 million decrease compared to the $392.1 million generated in 2021. The decrease was primarily driven by Transaction costs related to the proposed acquisition of Yamana and lower revenues. In addition, inflationary pressures across the asset portfolio offset the lower production costs at Morococha due to the mine being placed on care and maintenance.
See the "Overview of 2022 Financial Results" section of this MD&A for further information.
As at December 31, 2022, the Company had working capital of $423.5 million, inclusive of cash and short-term investments of $142.3 million (excluding long term investments); and $340.0 million available under its revolving Sustainability-Linked Credit Facility ("SL-Credit Facility"). Total debt(1) of $226.8 million was related to the SL-Credit Facility, lease liabilities and construction loans in Peru.
In January 2023, the Company sold its long-term investment in Maverix Metals Inc. ("Maverix") for $105.3 million net of transaction costs further improving liquidity. Please refer to the "Subsequent Events" section of the MD&A.
Cash Costs(1)
During 2022, all operations were negatively impacted by inflationary pressures, mainly reflecting increased prices for diesel and certain consumables, including cyanide, explosives, and steel products (such as grinding media), as well as facing supply-chain shortages and delayed logistics. We also experienced indirect cost increases in other supplies and services due to the inflationary impact of diesel and consumable prices on third-party suppliers. These challenges are collectively referred to as "Inflationary and Supply Chain Cost Increases" throughout this MD&A.
Silver Segment Cash Costs per ounce in 2022 of $12.72 were $1.21 higher than the $11.51 in 2021. The increase in year-over-year Cash Costs is driven primarily by:
i.a $2.20 per ounce increase from Huaron, where Inflationary and Supply Chain Cost increases were partially offset by higher by-product credits from higher realized zinc prices;
ii.a $1.31 per ounce increase from Manantial Espejo due to a decrease in by-product credits from lower gold production, partially offset by lower production costs per ounce, both due to the completion of mining at COSE in April 2022; and,
iii.an $0.81 per ounce increase from La Colorada due to a decrease in by-product credits from lower base metal grades, partially offset by higher silver grade material sold.
These increases were partially offset by a $1.28 per ounce decrease to Silver Segment Cash Costs attributable to lower direct selling costs from lower treatment and refining charges in 2022.
Silver Segment Cash Costs were above the 2022 Original Operating Outlook range of $10.70 to $12.20 per ounce.
Gold Segment Cash Costs per ounce in 2022 were $1,113, $214 higher than in 2021, reflecting increases at all Gold Segment mines. This was largely driven by the previously described Inflationary and Supply Chain Cost Increases, lower mined grades due to mine sequencing at La Arena, Dolores and Timmins, as well as grade reconciliation shortfalls at Dolores in Phase 9B.
Gold Segment Cash Costs were above the 2022 Original Operating Outlook range of $970 to $1,070 per ounce.
All-In Sustaining Costs (“AISC”)(1)
Silver Segment AISC for 2022 of $16.48 per ounce were $0.86 higher than 2021. The increase primarily reflects the previously described factors increasing Cash Costs, partially offset by lower exploration expenditures allocated to the Silver Segment mines and lower sustaining capital expenditures at Morococha and Manantial Espejo, which led to a $0.22 and $0.13 per ounce decrease in year-over-year Silver Segment AISC, respectively.
Silver Segment AISC were above the 2022 Original Operating Outlook range of $14.50 to $16.00 per ounce.

PAN AMERICAN SILVER CORP.	5

Management Discussion and Analysis
For the years ended December 31, 2022 and 2021
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)
Gold Segment AISC for 2022 of $1,649 per ounce were $435 higher than 2021. This largely reflects the previously described factors increasing Cash Costs, an increase in sustaining capital expenditures at Shahuindo and La Arena, and the impact of $98.9 million in NRV adjustments to inventories at Dolores, which led to a $172 per ounce increase in year-over-year Gold Segment AISC.
Gold Segment AISC excluding NRV inventory adjustments for 2022 of $1,459 were within the August 2022 Revised Operating Outlook range of $1,450 to $1,550 per ounce provided in the Q2 2022 MD&A dated August 10, 2022.
(1) Adjusted earnings, Total Debt, Cash Costs, and AISC are non-GAAP measures. Please refer to the “Alternative Performance (Non-GAAP) Measures” section of this MD&A for a detailed description of these measures and, where appropriate, a reconciliation of the measure to the 2022 Annual Financial Statements.

ENVIRONMENTAL, SOCIAL, AND GOVERNANCE
Pan American is committed to conducting its business in a responsible and sustainable manner. Our ESG values include: caring for the environment in which we operate; contributing to the long-term development of our host communities; ensuring safe and secure workplaces for our employees; contributing to the welfare of our employees, local communities and governments; and, operating transparently.
In 2022, we met 14 of our 20 ESG goals described in the “Goals and Performance” section of the Company’s 2021 Sustainability Report, which is available on the Company’s website at www.panamericansilver.com. We are deeply saddened to report that there were three fatal accidents at our operations in 2022. The Company extends our sincere condolences to the families, friends, and colleagues of these individuals. We have conducted full accident investigations with assistance from our local safety committees and relevant authorities and seek to use these accidents as learning tools to prevent recurrences in accordance with our commitment to improving safety performance. We intend to increase emphasis on ensuring that best available controls are in place to manage the most critical risks in our business. On our key environmental metrics, we exceeded our goals, including reduction of greenhouse gas emissions, energy use and water use compared to the 2022 base case. We also met all of our human capital, inclusion and diversity, and governance goals. However, we did not meet our social goal regarding grievances closed, or our environmental audit, biodiversity and recycling targets. Our environmental audit performance did not improve due to individual site performance and changes in audit methodology. We were unable to meet our biodiversity target since a planned revegetation project in La Colorada was placed on hold due to uncertainty over the future Skarn mine layout, and we recycled less than expected partially due to less generation of recyclable waste at our mines in 2022. We will provide complete details on our performance against our 2022 ESG goals in the Company’s 2022 Sustainability Report to be published in May 2023.
Pan American Silver was included in the S&P Global Sustainability Yearbook 2023 recognizing our improvement in ESG performance. S&P Global’s annual Sustainability Yearbook aims to distinguish individual companies, within their industries, that have demonstrated strengths in corporate sustainability. We placed in the S&P top 10% in the Metals & Mining industry in 2022.

PAN AMERICAN SILVER CORP.	6

Management Discussion and Analysis
For the years ended December 31, 2022 and 2021
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)

2022 OPERATING PERFORMANCE
Consolidated 2022 Operating Results
Silver and Gold Production
The following table provides silver and gold production at each of Pan American’s operations for the three and twelve month periods ended December 31, 2022 and 2021. Each operation’s production variances are further discussed in the “Individual Mine Performance” section of this MD&A.

	Silver Production (ounces ‘000s)				Gold Production (ounces ‘000s)
	Three months ended December 31,		Year ended December 31,		Three months ended December 31,		Year ended December 31,
	2022	2021	2022	2021	2022	2021	2022	2021
La Colorada	1,339	1,584	5,927	5,171	0.7	0.8	3.3	2.7
Huaron	1,025	838	3,660	3,513	0.2	0.3	0.9	1.1
Morococha(1)	—	540	324	2,175	—	0.4	0.1	1.1
San Vicente(2)	703	641	2,526	2,548	—	0.1	0.1	0.3
Manantial Espejo	1,010	1,090	3,463	3,236	8.9	11.3	26.6	33.8
Dolores	591	507	2,242	2,240	34.6	40.1	136.9	160.1
Shahuindo	77	61	260	235	49.7	37.0	151.4	134.0
La Arena	14	11	38	40	36.2	32.6	98.5	112.4
Timmins	4	4	15	16	34.0	34.2	134.6	133.8
Total	4,763	5,276	18,455	19,174	164.4	156.7	552.5	579.3
Total Payable Production(3)	4,465	4,937	17,297	17,858	163.8	155.9	550.4	576.4
(1)Morococha data represents Pan American's 92.3% interest in the mine's production.
(2)San Vicente data represents Pan American's 95.0% interest in the mine's production.
(3)Payable production reflects sellable metal after deducting commercial contract metal payable deductions.
Base Metal Production
The following table provides the Company’s base metal production for the three and twelve months ended December 31, 2022 and 2021:

	Base Metal Production
	Three months ended December 31,		Year ended December 31,
	2022	2021	2022	2021
Zinc – kt	10.5	11.2	38.6	49.4
Lead – kt	5.0	4.1	18.7	18.1
Copper – kt	1.3	2.4	5.3	8.7

	Base Metal Payable Production
	Three months ended December 31,		Year ended December 31,
	2022	2021	2022	2021
Zinc – kt	8.8	9.4	32.3	41.3
Lead – kt	4.6	3.9	17.4	17.0
Copper – kt	1.1	2.1	4.5	7.4

PAN AMERICAN SILVER CORP.	7

Management Discussion and Analysis
For the years ended December 31, 2022 and 2021
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)
Cash Costs and AISC
The quantification of both Cash Costs and AISC measures is described in detail, and where appropriate reconciled to the 2022 Annual Financial Statements, in the "Alternative (Non-GAAP) Performance Measures" section of this MD&A.
The following table reflects the Cash Costs and AISC, net of by-product credits, at each of Pan American’s operations for the three and twelve months ended December 31, 2022, as compared to the same periods in 2021:

	Cash Costs(1) ($ per ounce)				AISC(1) ($ per ounce)
	Three months ended December 31,		Year ended December 31,		Three months ended December 31,		Year ended December 31,
	2022	2021	2022	2021	2022	2021	2022	2021
La Colorada	15.19	11.64	11.57	10.76	24.24	15.93	16.78	17.51
Huaron	9.20	3.49	6.15	3.95	14.12	9.63	11.04	7.79
Morococha	N/A	4.57	5.68	9.63	N/A	7.98	7.08	13.49
San Vicente	17.11	10.87	15.22	14.98	18.24	14.59	17.99	17.25
Manantial Espejo	16.93	12.50	19.68	18.37	9.50	14.35	20.82	20.67
Silver Segment Consolidated(2)	14.41	9.74	12.72	11.51	17.79	13.57	16.48	15.62
Silver Segment Consolidated (Excl. NRV Adjustments)	14.41	9.74	12.72	11.51	19.47	13.75	16.56	15.68
Dolores(3)	1,064	931	1,070	749	1,592	1,959	2,065	1,087
Shahuindo	911	832	964	780	1,388	1,091	1,321	1,000
La Arena	997	819	1,038	761	1,393	1,197	1,550	1,182
Timmins	1,417	1,298	1,374	1,319	1,685	1,614	1,639	1,619
Gold Segment Consolidated(2)	1,077	963	1,113	899	1,502	1,461	1,649	1,214
Gold Segment Consolidated (Excl. NRV Adjustments)	1,077	963	1,113	899	1,422	1,289	1,459	1,196
(1)Cash Costs and AISC are non-GAAP measures. Please refer to the “Alternative Performance (Non-GAAP) Measures” section of this MD&A for a detailed description of these measures and, where appropriate, a reconciliation of the measure to the 2022 Annual Financial Statements.
(2)Silver Segment Cash Costs and AISC are calculated net of credits for realized revenues from all metals other than silver ("silver segment by-product credits"), and are calculated per ounce of silver sold. Gold segment Cash Costs and AISC are calculated net of credits for realized silver revenues ("gold segment by-product credits"), and are calculated per ounce of gold sold.
(3)AISC for Dolores, excluding NRV Adjustments, was $1,248 and $1,363 per ounce for Q4 2022 and full year 2022, respectively, (Q4 2021 and full year 2021: $1,305 and $1,025, respectively). NRV adjustments included in AISC increased costs by $344 and $702 for Q4 2022 and full year 2022, respectively, (Q4 2021 and full year 2021: increased by $654 and $62, respectively).

PAN AMERICAN SILVER CORP.	8

Management Discussion and Analysis
For the years ended December 31, 2022 and 2021
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)
2022 Operating Results versus 2022 Operating Outlook
The following table sets out the actual 2022 annual metal production, Cash Costs, AISC and capital expenditures compared to those forecast by management throughout the year. The 2022 original forecast was provided in our Annual 2021 MD&A dated February 23, 2022 (the "2022 Original Operating Outlook"). Management subsequently revised the forecasts in its Q2 2022 MD&A dated August 10, 2022 and Q3 2022 MD&A dated November 9, 2022 (the "August 2022 Revised Operating Outlook" and "November 2022 Revised Operating Outlook", respectively). In the table below "NC" denotes no changes to the previously provided forecast.

	2022 Original Operating Outlook	August 2022 Revised Operating Outlook	November 2022 Revised Operating Outlook	2022 Actual
Silver Production - Moz	19.0 - 20.5	NC	18.0 - 18.5	18.5
Gold Production - koz	550.0 - 605.0	NC	NC	552.5
Zinc Production - kt	35.0 - 40.0	NC	NC	38.6
Lead Production - kt	15.0 - 17.0	NC	NC	18.7
Copper Production - kt	5.5 - 6.5	NC	NC	5.3
Silver Segment Cash Costs ($ per ounce)	10.70 - 12.20	NC	NC	12.72
Gold Segment Cash Costs ($ per ounce)	970 - 1,070	NC	NC	1,113
Silver Segment AISC ($ per ounce)	14.50 - 16.00	NC	NC	16.48
Gold Segment AISC (Excl. NRV) ($ per ounce)(1)	1,240 - 1,365	1,450 - 1,550	NC	1,459
Sustaining Capital ($ millions)	200.0 - 210.0	240.0 - 250.0	NC	223.8
Project Capital ($ millions)	80.0 - 95.0	55.0 - 60.0	NC	66.6
(1)The August 2022 Revised Operating Outlook for Gold Segment AISC excludes NRV adjustments of $98.9 million in 2022 related to heap inventory at Dolores, driven by the updated life of mine plan and reserves, which also resulted in an impairment of the Dolores operation in Q2 2022.
Silver and Gold Production versus the 2022 Original Operating Outlook

	2022 Silver Production (million ounces)		2022 Gold Production (thousand ounces)
	Forecast(1)	Actual	Forecast(1)	Actual
Silver Segment:
La Colorada	6.85 - 7.10	5.93	2.8 - 3.0	3.3
Huaron	3.70 - 3.95	3.66	0.5	0.9
Morococha(2)	—	0.32	—	0.1
San Vicente(2)	2.35 - 2.50	2.53	0.2	0.1
Manantial Espejo	3.00 - 3.50	3.46	20.0 - 25.0	26.6
Silver Segment Total	15.90 - 17.05	15.90	23.5 - 28.7	31.2
Gold Segment:
Dolores	2.85 - 3.15	2.24	157.5 - 179.0	136.9
Shahuindo	0.21 - 0.26	0.26	136.0 - 150.8	151.4
La Arena	0.03	0.04	98.0 - 103.5	98.5
Timmins	0.01	0.02	135.0 - 143.0	134.6
Gold Segment Total	3.10 - 3.45	2.56	526.5 - 576.3	521.3
Total	19.0 - 20.5	18.45	550.0 - 605.0	552.5
(1)Forecast as per the 2022 Original Operating Outlook.
(2)Production figures are only for Pan American’s ownership share of Morococha (92.3%), and San Vicente (95.0%).

PAN AMERICAN SILVER CORP.	9

Management Discussion and Analysis
For the years ended December 31, 2022 and 2021
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)
Silver Production
Consolidated 2022 silver production of 18.5 million ounces was below Management's 2022 Original Operating Outlook due to lower silver production at Dolores related to reserve grade shortfalls in Phase 9B of the open pit and La Colorada where ventilation constraints in 2021 hindered development into higher grade zones and necessitated mine sequencing into lower silver grade stopes in the second half of 2022.
Gold Production
Consolidated 2022 gold production of 552.5 thousand ounces was within Management's 2022 Original Operating Outlook as lower gold production at Dolores, related to reserve grade shortfalls in Phase 9B of the open pit, was offset by higher gold production at Manantial Espejo and Shahuindo, due to higher grades processed in Q4 2022 at both operations.
Base Metal Production versus the 2022 Original Operating Outlook

	2022 Zinc Production (thousand tonnes)		2022 Lead Production (thousand tonnes)		2022 Copper Production (thousand tonnes)
	Forecast(1)	Actual	Forecast(1)	Actual	Forecast(1)	Actual
Consolidated	35.0 - 40.0	38.6	15.0 - 17.0	18.7	5.5 - 6.5	5.3
(1)Forecast as per the 2022 Original Operating Outlook.
Consolidated 2022 base metal production was generally as expected, with zinc production meeting forecast, and lead production exceeding forecast negatively impacting copper production which was slightly lower than forecast, largely due to mine sequencing at Huaron.
Cash Costs and AISC versus the 2022 Original Operating Outlook
The following table summarizes 2022 Cash Costs and AISC compared to the 2022 Original Operating Outlook on a per ounce basis, net of by-product credits.

	2022 Cash Costs(1) ($ per ounce)		2022 AISC(1) ($ per ounce)
	Forecast(2)	Actual	Forecast(2)	Actual
Silver Segment:
La Colorada	8.00 - 9.00	11.57	12.40 - 13.40	16.78
Huaron	1.80 - 4.50	6.15	7.80 - 9.90	11.04
Morococha	—	5.68	—	7.08
San Vicente	15.30 - 16.55	15.22	18.70 - 19.70	17.99
Manantial Espejo	21.00 - 24.00	19.68	22.00 - 24.80	20.82
Total	10.70 - 12.20	12.72	14.50 - 16.00	16.48
Gold Segment(3):
Dolores	715 - 840	1,070	925 - 1,070	1,363
Shahuindo	910 - 995	964	1,170 - 1,275	1,321
La Arena	990 - 1,070	1,038	1,380 - 1,475	1,550
Timmins	1,340 - 1,415	1,374	1,615 - 1,695	1,639
Total	970 - 1,070	1,113	1,240 - 1,365	1,459
(1)Cash Costs and AISC are non-GAAP measures. Please refer to the “Alternative Performance (Non-GAAP) Measures” section of this MD&A for a detailed description of these calculations and a reconciliation of these measures to the 2022 Annual Financial Statements. The Cash Costs and AISC forecasts assumed realized prices and exchange rates of $22.50/oz for silver, $1,750/oz for gold, $3,000/tonne ($1.36/lb) for zinc, $2,200/tonne ($1.00/lb) for lead, and $9,200/tonne ($4.17/lb) for copper; and average exchange rates relative to 1 USD of 20.00 for the MXN, 4.10 for the PEN, 122.17 for the ARS, 7.00 for the BOB, and 1.25 for the CAD.
(2)Forecast as per the 2022 Original Operating Outlook.
(3)Full year 2022 Gold Segment AISC excludes NRV adjustments of $98.9 million in 2022 related to heap inventory at Dolores, driven by the updated life of mine plan and reserves, which also resulted in an impairment of the Dolores operation in Q2 2022.

PAN AMERICAN SILVER CORP.	10

Management Discussion and Analysis
For the years ended December 31, 2022 and 2021
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)
Cash Costs
All operations were affected by higher than expected Inflationary and Supply Chain Cost Increases in 2022.
In addition, Silver Segment Cash Costs of $12.72 per ounce were affected by production shortfalls at La Colorada as previously described, which were partially offset by higher than expected by-product credits from Manantial Espejo due to higher grades processed in Q4 2022.
Gold Segment Cash Costs of $1,113 per ounce were impacted by Inflationary and Supply Chain Cost Increases as well as production shortfalls at Dolores, related to the Phase 9B mineral reserve grade shortfall.
AISC
Silver Segment AISC of $16.48 per silver ounce were affected by the same factors driving Cash Costs.
Gold Segment AISC of $1,649 per gold ounce were affected by the same factors driving Cash Costs, in addition to higher sustaining capital expenditures at Shahuindo and La Arena, as a result of funding mine infrastructure projects at those operations directly rather than through originally planned for construction loans.
Capital Expenditures versus the 2022 Original Operating Outlook
The following table summarizes the 2022 capital expenditures compared to the 2022 Original Operating Outlook.

	2022 Capital Expenditures ($ millions)
	Forecast(1)	Actual
La Colorada	28.0 - 29.0	29.3
Huaron	16.0 - 19.0	13.9
Morococha	—	0.3
San Vicente	7.0 - 8.0	7.2
Manantial Espejo	2.0 - 3.0	4.3
Dolores	33.0 - 34.0	35.9
Shahuindo	37.0 - 38.0	49.2
La Arena	39.0 - 40.0	48.0
Timmins	38.0 - 39.0	35.7
Sustaining Capital Sub-total	200.0 - 210.0	223.8
La Colorada Skarn	68.0 - 81.0	62.4
Timmins	12.0 - 14.0	1.9
Other	-	2.2
Project Capital Sub-total	80.0 - 95.0	66.6
Total Capital	280.0 - 305.0	290.3
(1)Forecast as per the 2022 Original Operating Outlook.
Sustaining capital expenditures were $13.8 million higher than the top end of the range provided in the 2022 Original Operating Outlook. This was primarily driven by the necessity to directly fund construction of leach pads, waste dumps and other infrastructure at Shahuindo and La Arena, rather than through construction loans that would have amortized the cost over the life of the assets. In 2022, Pan American experienced delays in obtaining the required documentation to secure the financing arrangements for these projects ahead of beginning earthworks.
Project capital in 2022 was below the 2022 Original Operating Outlook range, primarily due to additional time used to optimize the design and construction plans for the paste fill plant at Bell Creek, which is now scheduled to be constructed in 2023 and 2024. Furthermore, initiation of advancing access ramps to our La Colorada skarn deposit was deferred in 2022 to investigate potential bulk mining opportunities and ensure access infrastructure does not interfere with the optimal mine design.

PAN AMERICAN SILVER CORP.	11

Management Discussion and Analysis
For the years ended December 31, 2022 and 2021
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)
Individual Mine Operation Performance
An analysis of performance at each operation in 2022 compared with 2021 follows. The project capital amounts invested in 2022 are further discussed in the "Project Development Update" section of this MD&A.
La Colorada Operation

	Three months ended December 31,		Year ended December 31,
	2022	2021	2022	2021
Ore tonnes mined - kt	171.0	159.6	649.2	566.8
Tonnes milled - kt	162.8	159.9	641.1	572.5
Average silver grade – grams per tonne	283	343	316	312
Average zinc grade - %	1.86	1.71	1.85	2.05
Average lead grade - %	1.09	0.95	1.05	1.09
Production:
Silver – koz	1,339	1,584	5,927	5,171
Gold – koz	0.74	0.79	3.33	2.71
Zinc – kt	2.55	2.26	10.02	9.98
Lead – kt	1.51	1.22	5.65	5.19
Copper - kt	0.01	—	0.01	—
Payable Production:
Silver – koz	1,270	1,510	5,625	4,902
Gold – koz	0.54	0.65	2.68	2.21
Zinc – kt	2.16	1.93	8.51	8.49
Lead – kt	1.39	1.13	5.23	4.83
Copper - kt	0.01	—	0.01	—
Cash Costs - $ per ounce(1)	15.19	11.64	11.57	10.76
Sustaining capital - $ thousands(2)	11,689	6,410	29,275	26,069
AISC - $ per ounce(1)	24.24	15.93	16.78	17.51
Payable silver sold - koz	1,306	1,669	5,712	4,321
(1)Cash Costs and AISC are non-GAAP measures. Please refer to the “Alternative Performance (Non-GAAP) Measures” section of this MD&A for a detailed reconciliation of these measures to cost of sales.
(2)Sustaining capital expenditures exclude $12.5 million and $62.4 million investing activity cash outflows for Q4 2022 and full year 2022, respectively (Q4 2021 and full year 2021: $16.5 million and $39.5 million, respectively) related to investment capital incurred on the La Colorada projects, as disclosed in the “Project Development Update” section of this MD&A.
2022 versus 2021
Production:
•Silver: 15% increase primarily driven by higher throughput, which benefited from improved primary ventilation rates that allowed an increase in mining rates.
•By-products: 9% increase in lead production as a result of increased throughput, partially offset by mine sequencing into lower base metal grade areas of the mine.
Cash Costs: were $0.81 higher than in 2021, primarily driven by lower by-product credits per ounce from lower base metal grades, partially offset by higher payable silver ounces sold.
Sustaining Capital: increased spending in 2022 primarily related to secondary ventilation infrastructure and ground control improvements, tailings storage facility expansions and accelerated mine deepening to advance the mine transition towards more mechanized long-hole open stoping mining methods. This was partially offset by reduced investments in mine equipment replacements and raise-bore primary ventilation infrastructure.
AISC: was $0.73 lower than in 2021, as a result of lower sustaining capital per ounce and greenfield exploration expenditures allocated in 2022, partially offset by the factors increasing year-over-year Cash Costs.

PAN AMERICAN SILVER CORP.	12

Management Discussion and Analysis
For the years ended December 31, 2022 and 2021
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)
Huaron Operation

	Three months ended December 31,		Year ended December 31,
	2022	2021	2022	2021
Ore tonnes mined - kt	231.1	233.1	937.2	939.3
Tonnes milled - kt	232.6	233.1	938.4	940.3
Average silver grade – grams per tonne	162	137	146	141
Average zinc grade - %	2.46	1.79	2.25	2.14
Average lead grade - %	1.71	1.02	1.52	1.11
Average copper grade - %	0.68	0.86	0.63	0.82
Production:
Silver – koz	1,025	838	3,660	3,513
Gold – koz	0.24	0.27	0.95	1.09
Zinc – kt	4.50	3.06	16.43	15.37
Lead – kt	3.21	1.63	11.44	7.48
Copper – kt	1.20	1.55	4.30	5.85
Payable Production:
Silver – koz	866	688	3,068	2,930
Gold – koz	0.06	0.03	0.28	0.12
Zinc – kt	3.71	2.51	13.52	12.63
Lead – kt	3.02	1.53	10.78	7.02
Copper – kt	1.06	1.35	3.84	4.94
Cash Costs - $ per ounce(1)	9.20	3.49	6.15	3.95
Sustaining capital - $ thousands(2)	3,952	3,991	13,940	10,897
AISC - $ per ounce(1)	14.12	9.63	11.04	7.79
Payable silver sold – koz	844	672	3,014	2,976
(1)Cash Costs and AISC are non-GAAP measures. Please refer to the “Alternative Performance (Non-GAAP) Measures” section of this MD&A for a detailed reconciliation of these measures to cost of sales.
(2)Sustaining capital expenditures exclude $1.6 million and $1.6 million investing activity cash outflows for Q4 2022 and full year 2022, respectively (Q4 2021 and full year 2021: $nil and $nil, respectively) related to engineering for a new filtered tailings plant and an exploration program related to zones outside the mine plan; this expenditure is included in Other Projects, as disclosed in the “Project Development Update” section of this MD&A.
2022 versus 2021
Production:
•Silver: 4% higher, primarily from higher grades due to mine sequencing.
•By-products: zinc and lead production increased 7% and 53%, respectively, while copper production was 27% lower, all due to mine sequencing.
Cash Costs: increased $2.20 per ounce, primarily due to Inflationary and Supply Chain Cost Increases, which were partially offset by higher by-product credits per ounce due to higher zinc prices.
Sustaining Capital: higher spending in 2022 was primarily related to equipment replacements and refurbishments, and mine deepening, partially offset by lower investments on tailings storage facility expansions. The balance of 2022 capital spending related to equipment and facility leases, mine ventilation infrastructure and near-mine exploration.
AISC: an increase of $3.25 per ounce due to the same factors affecting year-over-year Cash Costs and higher sustaining capital investments.

PAN AMERICAN SILVER CORP.	13

Management Discussion and Analysis
For the years ended December 31, 2022 and 2021
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)
Dolores Operation

	Three months ended December 31,		Year ended December 31,
	2022	2021	2022	2021
Ore tonnes mined - kt	2,591.3	1,238.9	7,303.3	7,668.3
Waste tonnes mined - kt	6,166.8	7,043.5	26,227.2	24,374.9
Tonnes placed - kt	2,075.0	2,057.0	7,956.6	7,774.4
Average silver grade – grams per tonne	20	14	18	16
Average gold grade – grams per tonne	0.67	0.66	0.64	0.95
Production:
Silver – koz	591	507	2,242	2,240
Gold – koz	34.6	40.1	136.9	160.1
Payable Production:
Silver – koz	590	507	2,238	2,236
Gold – koz	34.5	40.1	136.6	159.8
Cash Costs - $ per ounce(1)	1,064	931	1,070	749
Sustaining capital - $ thousands	4,616	12,097	35,855	40,566
AISC - $ per ounce(1)	1,592	1,959	2,065	1,087
Payable gold sold - koz	32.62	34.34	140.97	158.07
(1)Cash Costs and AISC are non-GAAP measures. Please refer to the “Alternative Performance (Non-GAAP) Measures” section of this MD&A for a detailed reconciliation of these measures to cost of sales. AISC excluding NRV Adjustments is $1,248 and $1,363 per ounce for Q4 2022 and full year 2022, respectively, (Q4 2021 and full year 2021: $1,305 and $1,025, respectively). NRV adjustments included in AISC increased costs by $344 and $702 for Q4 2022 and full year 2022, respectively, (Q4 2021 and full year 2021: $654 increase and $62 increase, respectively).
2022 versus 2021
Production:
•Silver: comparable year-over-year due to mine sequencing into higher silver grade ores in the second half of 2022, partially offset by a lower ratio of silver ounces produced to ounces stacked from leach sequencing.
•Gold: the 15% decrease is primarily due to mine sequencing into lower gold grade ores and a negative grade reconciliation related to Phase 9B of the open pit, partially offset by a higher ratio of gold ounces recovered to stacked from leach sequencing.
Cash Costs: increased $321 per ounce, primarily from the lower gold grades due to mine sequencing and the impact of negative grade reconciliation in Phase 9B, Inflationary and Supply Chain Cost Increases and lower silver by-product credits per ounce.
Sustaining Capital: reduced year-over-year, primarily due to lower spending on heap leach pad expansions and plant and facility upgrades, partially offset by greater capitalized spending on waste mining for Phase 10 of the open-pit.
AISC: increased $978 per ounce, primarily due to the impact of NRV inventory adjustments, in addition to the same factors affecting Cash Costs. The NRV inventory adjustments increased costs by $89.2 million, or $640 per ounce, in 2022 relative to 2021.

PAN AMERICAN SILVER CORP.	14

Management Discussion and Analysis
For the years ended December 31, 2022 and 2021
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)
Shahuindo operation

	Three months ended December 31,		Year ended December 31,
	2022	2021	2022	2021
Ore tonnes mined - kt	3,083.2	3,831.1	13,644.2	15,114.6
Waste tonnes mined - kt	3,711.6	3,641.8	18,922.9	16,717.4
Tonnes placed - kt	2,970.3	3,617.1	13,754.8	13,149.3
Average silver grade – grams per tonne	10	6	6	6
Average gold grade – grams per tonne	0.67	0.43	0.50	0.47
Production:
Silver – koz	76.51	60.54	260.33	234.69
Gold – koz	49.70	36.95	151.37	134.04
Payable Production:
Silver – koz	75.94	60.08	258.38	232.93
Gold – koz	49.65	36.92	151.24	133.93
Cash Costs - $ per ounce(1)	911	832	964	780
Sustaining capital - $ thousands(2)	21,412	9,146	49,246	28,846
AISC - $ per ounce(1)	1,388	1,091	1,321	1,000
Payable gold sold - koz	46.29	39.53	145.32	139.46
(1)Cash Costs and AISC are non-GAAP measures. Please refer to the “Alternative Performance (Non-GAAP) Measures” section of this MD&A for a detailed reconciliation of these measures to cost of sales.
(2)Sustaining capital expenditures exclude $0.1 million and $0.6 million of investing activity cash outflows for Q4 2022 and full year 2022, respectively, (Q4 2021 and full year 2021: $0.1 million and $0.5 million, respectively) related to lease payments for the crushing and agglomeration plant, and is included in Other Projects, as disclosed in the “Project Development Update” section of this MD&A.
2022 versus 2021
Production:
•Gold: increased 13%, primarily as a result of higher gold grades from mine sequencing and higher tonnes stacked from improved ore blending availabilities between fine and course ores.
Cash Costs: increased $184 per ounce, primarily as a result of Inflationary and Supply Chain Cost Increases and higher waste-to-ore mining rates.
Sustaining Capital: increased relative to 2021, primarily driven by construction of a mine water treatment plant, waste storage facility preparation, and mine equipment replacements, partially offset by lower expenditures for heap leach pad expansions due to the timing of payments on construction loan facilities.
AISC: increased $321 per ounce, due to the same factors affecting year-over-year Cash Costs, in addition to higher sustaining capital expenditures per ounce.

PAN AMERICAN SILVER CORP.	15

Management Discussion and Analysis
For the years ended December 31, 2022 and 2021
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)
La Arena operation

	Three months ended December 31,		Year ended December 31,
	2022	2021	2022	2021
Ore tonnes mined - kt	3,735.7	4,037.6	11,423.4	10,855.2
Waste tonnes mined - kt	3,904.7	5,372.8	22,683.7	27,007.5
Tonnes placed - kt	3,746.6	4,037.6	11,486.1	10,855.2
Average silver grade – grams per tonne	1	1	1	1
Average gold grade – grams per tonne	0.32	0.35	0.33	0.36
Production:
Silver – koz	14.19	11.11	37.62	39.75
Gold – koz	36.18	32.59	98.46	112.35
Payable Production:
Silver – koz	14.14	11.08	37.50	39.63
Gold – koz	36.15	32.57	98.39	112.27
Cash Costs - $ per ounce(1)	997	819	1,038	761
Sustaining capital - $ thousands	11,390	9,996	47,970	45,479
AISC - $ per ounce(1)	1,393	1,197	1,550	1,182
Payable gold sold - koz	30.62	26.87	99.37	109.43
(1)Cash Costs and AISC are non-GAAP measures. Please refer to the “Alternative Performance (Non-GAAP) Measures” section of this MD&A for a detailed reconciliation of these measures to cost of sales.
2022 versus 2021
Production:
•Gold: decreased 12% as a result of lower grades due to mine sequencing and a decrease in the ratio of ounces recovered to stacked due to the timing of leach sequencing.
Cash Costs: increased $277 per ounce, primarily due to Inflationary and Supply Chain Cost Increases and lower grade ore mined, partially offset by a lower ratio of waste-to-ore mining.
Sustaining Capital: higher than 2021, largely as a result of higher expenditures on heap leach pad expansions, waste storage facility expansions and mine equipment replacements, offset by lower capitalized deferred stripping.
AISC: increased by $368 per ounce, due to the same factors affecting year-over-year Cash Costs, as well as an increase in sustaining capital and reclamation cost accretion per ounce.

PAN AMERICAN SILVER CORP.	16

Management Discussion and Analysis
For the years ended December 31, 2022 and 2021
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)
Timmins operation

	Three months ended December 31,		Year ended December 31,
	2022	2021	2022	2021
Ore tonnes mined - kt	455.3	392.6	1,717.9	1,580.9
Tonnes milled - kt	447.9	391.4	1,694.3	1,593.1
Average gold grade – grams per tonne	2.52	2.83	2.60	2.70
Production:
Silver – koz	3.64	4.03	15.30	16.16
Gold – koz	33.96	34.25	134.64	133.85
Payable Production:
Silver – koz	3.61	3.99	15.01	16.00
Gold – koz	33.94	34.22	134.53	133.75
Cash Costs - $ per ounce(1)	1,417	1,298	1,374	1,319
Sustaining capital - $ thousands(2)	8,269	8,415	35,711	35,894
AISC - $ per ounce(1)	1,685	1,614	1,639	1,619
Payable gold sold - koz	31.00	30.00	135.40	132.00
(1)Cash Costs and AISC are non-GAAP measures. Please refer to the “Alternative Performance (Non-GAAP) Measures” section of this MD&A for a detailed reconciliation of these measures to cost of sales.
(2)Sustaining capital expenditures exclude $0.2 million and $1.9 million investing activity cash outflows for Q4 2022 and full year 2022, respectively (Q4 2021 and full year 2021: $0.2 million and $6.4 million, respectively) related to investment capital incurred on the Timmins projects, as disclosed in the “Project Development Update” section of this MD&A.
2022 versus 2021
Production:
•Gold: comparable year-over-year, as higher mining rates were offset by lower grades during the second half of 2022.
Cash Costs: increased $55 per ounce, primarily as a result of the lower grades and higher operating costs from Inflationary and Supply Chain Cost Increases, which were largely offset by improved productivity from additional ground control measures at Bell Creek and the depreciation of the Canadian Dollar.
Sustaining Capital: was comparable year-over-year with expenditures primarily comprised of mine equipment refurbishments and replacements, mine infrastructure upgrades, a tailings storage facility expansion, near-mine exploration, and lease payments for mining equipment.
AISC: increased by $20 per ounce due to the same factors impacting Cash Costs, offset by lower exploration expenditures allocated in 2022.

PAN AMERICAN SILVER CORP.	17

Management Discussion and Analysis
For the years ended December 31, 2022 and 2021
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)
Other Operations(1)

	Three Months Ended December 31, 2022			Three Months Ended December 31, 2021
	Morococha	San Vicente	Manantial Espejo	Morococha	San Vicente	Manantial Espejo
Tonnes milled – kt	—	97.4	159.9	158.9	90.1	170.8
Average silver grade – grams per tonne	—	243	249	118	246	230
Average gold grade – grams per tonne	—	—	2.05	—	—	2.25
Average zinc grade - %	—	4.05	—	2.97	2.63	—
Average lead grade - %	—	0.32	—	1.02	0.03	—
Average copper grade - %	—	0.14	—	0.54	0.24	—
Production:
Silver – koz	—	703	1,010	540	641	1,090
Gold – koz	—	0.03	8.95	0.35	0.06	11.35
Zinc – kt	—	3.43	—	3.93	1.93	—
Lead – kt	—	0.27	—	1.27	0.02	—
Copper – kt	—	0.10	—	0.67	0.18	—
Cash Costs - $ per silver ounce(2)	N/A	17.11	16.93	4.57	10.87	12.50
AISC - $ per silver ounce(2)	N/A	18.24	9.50	7.98	14.59	14.35

	Year ended December 31, 2022			Year ended December 31, 2021
	Morococha	San Vicente	Manantial Espejo	Morococha	San Vicente	Manantial Espejo
Tonnes milled – kt	100.5	346.0	642.6	617.5	356.3	657.1
Average silver grade – grams per tonne	112	250	195	122	244	177
Average gold grade – grams per tonne	—	—	1.47	—	—	1.75
Average zinc grade - %	3.12	3.29	—	2.98	2.81	—
Average lead grade - %	0.96	0.30	—	1.04	0.10	—
Average copper grade - %	0.60	0.18	—	0.48	0.24	—
Production:
Silver – koz	324	2,526	3,463	2,175	2,548	3,236
Gold – koz	0.15	0.11	26.63	1.11	0.28	33.76
Zinc – kt	2.67	9.51	—	15.64	8.36	—
Lead – kt	0.73	0.89	—	5.15	0.32	—
Copper – kt	0.47	0.48	—	2.17	0.66	—
Cash Costs - $ per silver ounce(2)	5.68	15.22	19.68	9.63	14.98	18.37
AISC - $ per silver ounce(2)	7.08	17.99	20.82	13.49	17.25	20.67
(1)Production figures reflect Pan American’s 92.3% share of Morococha and 95% share of San Vicente, unless otherwise noted. Morococha was placed on care and maintenance in February 2022.
(2)Cash Costs and AISC are non-GAAP measures. Please refer to the “Alternative Performance (Non-GAAP) Measures” section of this MD&A for a detailed reconciliation of these measures to cost of sales.
2022 versus 2021
Morococha: production reflects the mine being placed in care and maintenance in February 2022 to complete the previously agreed closure of the processing plant while the Company evaluates strategic alternatives for the future of the operation.
San Vicente: operating results were generally consistent with the prior year, as higher zinc and lead grades were offset by timing of zinc concentrate shipments. Higher sustaining capital expenditures year-over-year led to marginally higher AISC in 2022.
Manantial Espejo: the year-over-year gold production decrease is due to the lower gold grade ores processed, reflecting the completion of mining operations at COSE in April 2022, whereas the increase in silver production reflects higher grades and ore mining at the Manantial Espejo underground operation and the Joaquin mine in 2022. Mining and processing activities at Manantial Espejo concluded in January 2023.

PAN AMERICAN SILVER CORP.	18

Management Discussion and Analysis
For the years ended December 31, 2022 and 2021
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)

2023 OPERATING OUTLOOK
Pan American plans to provide its 2023 operating outlook and guidance following the completion of the Transaction, which is expected to occur later in the first quarter of 2023. Management intends to provide a 2023 operating outlook inclusive of the Latin American assets acquired through the Transaction, as well as a consolidated forecast for annual general and administrative, exploration and project development costs.
The 2023 operating outlook will reflect the end-of-mine life at Pan American's Manantial Espejo operation in Argentina, with the asset being placed on care and maintenance at the end of 2022.

PROJECT DEVELOPMENT UPDATE
The following table reflects the amounts spent at each of Pan American’s major projects in 2022 as compared to 2021.

Project Development Investment	Three months ended December 31,		Year ended December 31,
(thousands of USD)
	2022	2021	2022	2021
La Colorada projects	12,462	16,521	62,408	39,462
Timmins projects	217	244	1,941	6,403
Other	1,770	134	2,238	611
Total	14,449	16,899	66,587	46,476
During 2022, the Company invested $66.6 million, largely on exploration and development of the La Colorada Skarn project, including advancing construction of the new concrete-lined shaft and completion of the refrigeration plant that will also provide benefits to the existing operation.

OVERVIEW OF 2022 FINANCIAL RESULTS
Selected Annual and Quarterly Information
The following tables set out selected quarterly results for the past twelve quarters as well as selected annual results for the past three years. The dominant factors affecting results in the quarters and years presented below are the volatility of realized metal prices and the timing of sales, which vary with the timing of shipments and impairment charges.

2022	Quarter Ended				Year Ended
(In thousands of USD, other than per share amounts)	Mar 31	Jun 30	Sep 30	Dec 31	Dec 31
Revenue	$439,888	$340,469	$338,889	$375,472	$1,494,718
Mine operating earnings (loss)	$66,755	$(31,652)	$(21,788)	$35,047	$48,362
Earnings (loss) for the period attributable to equity holders	$76,517	$(173,982)	$(71,527)	$(172,756)	$(341,748)
Basic (loss) earnings per share	$0.36	$(0.83)	$(0.34)	$(0.81)	$(1.62)
Diluted (loss) earnings per share	$0.36	$(0.83)	$(0.34)	$(0.81)	$(1.62)
Cash flow from operating activities(1)	$68,758	$20,835	$54,418	$(112,102)	$31,909
Cash dividends paid per share	$0.12	$0.12	$0.11	$0.10	$0.45
Other financial information
Total assets					$3,248,498
Total long-term financial liabilities(2)					$511,803
Total attributable shareholders’ equity					$2,195,479
(1)Cash flow from operating activities includes $157.3 million of transaction and integration costs related to the Yamana Transaction.
(2)Total long-term financial liabilities are comprised of non-current liabilities excluding deferred tax liabilities and deferred revenue.

PAN AMERICAN SILVER CORP.	19

Management Discussion and Analysis
For the years ended December 31, 2022 and 2021
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)

2021	Quarter Ended				Year Ended
(In thousands of USD, other than per share amounts)	Mar 31	Jun 30	Sep 30	Dec 31	Dec 31
Revenue	$368,099	$382,132	$460,349	$422,170	$1,632,750
Mine operating earnings	$89,964	$103,048	$98,887	$76,039	$367,938
(Loss) earnings for the period attributable to equity holders	$(7,798)	$70,939	$20,251	$14,036	$97,428
Basic (loss) earnings per share	$(0.04)	$0.34	$0.10	$0.06	$0.46
Diluted (loss) earnings per share	$(0.04)	$0.34	$0.10	$0.06	$0.46
Cash flow from operating activities	$29,850	$87,143	$157,017	$118,098	$392,108
Cash dividends paid per share	$0.07	$0.07	$0.10	$0.10	$0.34
Other financial information
Total assets					$3,518,584
Total long-term financial liabilities(1)					$297,600
Total attributable shareholders’ equity					$2,631,554
(1)Total long-term financial liabilities are comprised of non-current liabilities excluding deferred tax liabilities and deferred revenue.

2020	Quarter Ended				Year Ended
(In thousands of USD, other than per share amounts)	Mar 31	Jun 30	Sep 30	Dec 31	Dec 31
Revenue	$358,428	$249,509	$300,414	$430,461	$1,338,812
Mine operating earnings	$50,058	$48,386	$124,561	$137,172	$360,177
(Loss) earnings for the period attributable to equity holders	$(76,807)	$20,063	$65,741	$168,885	$177,882
Basic (loss) earnings per share	$(0.37)	$0.10	$0.31	$0.80	$0.85
Diluted (loss) earnings per share	$(0.37)	$0.10	$0.31	$0.80	$0.85
Cash flow from operating activities	$114,051	$62,750	$114,943	$170,571	$462,315
Cash dividends paid per share	$0.05	$0.05	$0.05	$0.07	$0.22
Other financial information
Total assets					$3,433,875
Total long-term financial liabilities(1)					$277,696
Total attributable shareholders’ equity					$2,602,519
(1)Total long-term financial liabilities are comprised of non-current liabilities excluding deferred tax liabilities and deferred revenue.

PAN AMERICAN SILVER CORP.	20

Management Discussion and Analysis
For the years ended December 31, 2022 and 2021
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)
Income Statement: 2022 versus 2021
Net loss of $340.1 million were recorded in 2022 compared to net earnings of $98.6 million in 2021, which corresponds to basic (loss) earnings per share of $(1.62) and $0.46, respectively.
The following table highlights the difference between net earnings in 2022 compared with 2021:

Net earnings, year ended December 31, 2021			$98,562	Note
Decreased revenue:
Lower quantities of metal sold		$(111,296)
Decreased realized metal prices		(47,622)
Decreased direct selling costs		18,916
Decreased negative settlement adjustments		1,970
Total decrease in revenue			$(138,032)	(1)
Increased cost of sales:
Increased production costs	$(79,929)
Increased NRV adjustments to inventories	(89,023)
Decreased royalty charges	486
Increased production costs and decreased royalty charges		$(168,466)		(2)
Increased depreciation and amortization		(13,078)		(3)
Total increase in cost of sales			$(181,544)
Decreased income tax expense			107,311	(5)
Decreased investment loss			43,501	(7)
Increased gain and income from associates			40,686	(8)
Decreased general and administrative expense			5,877
Increased gains on derivatives			1,943
Decreased foreign exchange loss			1,660
Increased transaction and integration costs			(157,334)	(4)
Increased impairment charges			(99,064)	(6)
Decreased gains on sales of mineral properties, plant and equipment			(34,606)	(9)
Increased mine care and maintenance costs			(13,343)	(10)
Increased exploration and project development expense			(7,264)
Increased interest and finance expense			(6,265)
Increased other expense			(2,151)
Net loss, year ended December 31, 2022			$(340,063)
1)Revenue for 2022 was $138.0 million lower than in 2021, from decreased quantities of metal sold and lower metal prices. The year-over-year decrease in metal quantities sold was driven primarily by gold, zinc and copper decreases of 5%, 30%, and 39%, respectively.
The lower quantities sold were mainly driven by lower production from the cessation of mining activities at Morococha in February 2022 and lower gold sales from grade-driven production decreases at Dolores and La Arena. These were partially offset by increased quantities of metal sold at La Colorada due to improved ventilation rates.
The lower metal prices were due to a 14% decline in silver prices, partially offset by a 16% increase in zinc prices.

PAN AMERICAN SILVER CORP.	21

Management Discussion and Analysis
For the years ended December 31, 2022 and 2021
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)
The following table reflects yearly realized metal prices and quantities sold:

	Realized Metal Prices (1)		Quantities of Metal Sold (2)
	Year ended December 31,		Year ended December 31,
	2022	2021	2022	2021
Silver	$21.59	$25.00	17,486	17,470
Gold	$1,792	$1,792	548.8	574.9
Zinc	$3,472	$2,997	29.9	42.7
Lead	$2,148	$2,206	17.6	17.0
Copper	$8,979	$9,297	4.7	7.8
(1)Metal price stated as dollars per ounce for silver and gold, and dollars per tonne for zinc, lead and copper, inclusive of final settlement adjustments on concentrate sales.
(2)Metal quantities stated as koz for silver and gold and kt for zinc, lead and copper.
2)Production and royalty costs in 2022 were $168.5 million, or 18%, higher than in 2021. All operations were affected by Inflationary and Supply Chain Cost Increases. The largest factors that increased year-over-year production costs, which included this inflationary impact, are described below:
i.$89.0 million from NRV inventory adjustments, which increased costs by $97.7 million in 2022 compared to $8.7 million in 2021. The increase in NRV inventory adjustments largely reflects increased heap inventory write-downs at Dolores, which resulted from the updates to the life of mine plan in Q2 2022, as well as the general inflationary pressures;
ii.$86.6 million from Gold Segment mines (exclusive of NRV inventory adjustments), also reflecting higher waste-to-ore mining rates at Dolores and Shahuindo;
iii.$29.7 million from Silver Segment mines (exclusive of Morococha and NRV inventory adjustments), also reflecting higher quantities of metal sold given prior year inventory build-ups ;
iv.$23.9 million of mine closure severance provisions at Manantial Espejo, Morococha and Dolores; partially offset by,
v.$59.9 million reduction in costs from Morococha being placed on care and maintenance in February 2022.
3)D&A expense was $13.1 million higher than 2021, primarily from Dolores where depreciation is calculated on a per tonne stacked basis and lower grades in 2022 resulted in comparatively higher depreciation, and from Manantial Espejo from accelerated depreciation due to decreasing mine life. Lower depreciation from Morococha being placed on care and maintenance in February 2022 partially offset these amounts.
4)Transaction and integration costs of $157.3 million in 2022 were incurred pursuant to the Transaction in which the Company agreed to provide Yamana with $150 million toward a termination fee payable to Gold Fields. The Transaction is discussed in further detail in the "Core Business and Strategy" and "Subsequent Events" sections of this MD&A. No such costs were incurred in 2021.
5)Income tax expense of $39.1 million in 2022 was $107.3 million lower than the $146.4 million in 2021, largely as a result of the $319.6 million decrease in mine operating earnings. The 2022 tax expense was further reduced by the appreciation of the Mexico Peso and Peruvian Sol, which increased the foreign denominated deductible tax attributes in those countries (largely comprised of mineral properties, plant and equipment).
6)Impairment charge of $99.1 million ($114.8 million net of tax) was recorded on the Dolores mine in Q2 2022, with no such impairments recorded in 2021. The 2022 impairment related to the impairment of the Dolores mine assets disclosed in the Company's Q2 2022 MD&A.
7)Investment losses were $16.2 million in 2022, a $43.5 million positive variance relative to 2021 investment losses of $59.7 million, both driven primarily by fair value mark-to-market adjustments on the Company's equity investment in New Pacific Metals Corp.

PAN AMERICAN SILVER CORP.	22

Management Discussion and Analysis
For the years ended December 31, 2022 and 2021
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)
8)Gains and income from associates in 2022 was $45.0 million compared to gains of $4.3 million in 2021. The 2022 gains and income resulted from the March 21, 2022 re-designation of the Company's investment in Maverix from an "Investment in Associate" accounted for using the "equity method" (the Company's ownership proportion of Maverix's estimated earnings was recorded in income) to a "long-term financial asset" recorded at fair value beginning on March 31, 2022. The 2021 gains were attributable to the Company accounting for Maverix using the equity method.
9)Mineral properties, plant and equipment gains were $34.6 million less in 2021 because the comparative period included the sale of the Waterloo exploration stage asset.
10)Care and maintenance expenses increased in 2022 by $13.3 million, primarily due to Morococha being placed on care and maintenance in February 2022.
Statement of Cash Flows: 2022 versus 2021
Cash flow from operations in 2022 totaled $31.9 million, $360.2 million less than the $392.1 million generated in 2021. The decrease was mostly related to a $138.0 million decline in revenue, as previously described, a $150.0 million termination fee paid pursuant to the Transaction, a $79.9 million increase in production costs excluding NRVs and an $8.6 million increase in income taxes paid. These were partially offset by a $29.0 million decrease in cash used from working capital changes.
Changes in working capital, other than cash, used $42.0 million of cash in 2022 compared to $71.1 million used in 2021. The $29.0 million year-over-year decreased use of cash resulted largely from $32.9 million in lower inventory build-ups, mainly from La Colorada shipping its 2022 concentrate production compared to 2021 when it experienced shipping delays, and $4.5 million provided by increases in accounts payable and provisions. These were partially offset by $8.3 million used from increased trade receivables and prepaid expenses.
Investing activities utilized $255.4 million in 2022, primarily from $274.7 million spent on mineral properties, plant and equipment at the Company’s mines and projects, which was partially offset by $8.7 million in proceeds from the disposition of mineral properties, plant and equipment, which included $7.0 million received from a third-party as partial compensation for the closure and reclamation of the Morococha mine processing facility.
In 2021, investing activities utilized $186.7 million, largely from the $243.5 million spent on mineral properties, plant and equipment at the Company’s mines and projects, which was partially offset by $45.8 million in proceeds from the disposition of certain royalty assets and the deposits on the Waterloo sale.
Financing activities in 2022 provided $53.0 million compared to $85.9 million used in the comparative year. In 2022, the source of cash largely reflects $167.1 million drawn, primarily from the SL-Credit Facility, to fund the $150 million termination fee pursuant to the Transaction. In 2022, financing activities also included $94.7 million in dividend payments, $14.8 million in lease repayments, and $5.2 million in Peruvian construction loan repayments. In 2021, the Company paid $71.5 million in dividends, $12.4 million in lease repayments, and $1.7 million in Peruvian construction loan repayments.
Adjusted Earnings: 2022 versus 2021
Adjusted earnings and basic adjusted earnings per share are non-GAAP measures that the Company considers to better reflect normalized earnings, as it eliminates items that in Management's judgment are subject to volatility as a result of factors that are unrelated to operations in the period, and/or relate to items that will settle in future periods. Neither adjusted earnings nor basic adjusted earnings per share have any standardized meaning prescribed by GAAP and are therefore unlikely to be comparable to similar measures presented by other companies.
Please refer to the section of this MD&A entitled “Alternative Performance (Non-GAAP) Measures” for a detailed description, and a reconciliation of these measures to the 2022 Annual Financial Statements.

PAN AMERICAN SILVER CORP.	23

Management Discussion and Analysis
For the years ended December 31, 2022 and 2021
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)
Adjusted Earnings in 2022 were $17.9 million, representing a basic adjusted earnings per share of $0.09, which was $143.8 million, or $0.68 per share, lower than 2021 adjusted earnings of $161.8 million, and basic adjusted earnings per share of $0.77, respectively.
The following chart illustrates the key factors leading to the change in adjusted earnings from 2021 to 2022:

PAN AMERICAN SILVER CORP.	24

Management Discussion and Analysis
For the years ended December 31, 2022 and 2021
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)
Income Statement: Q4 2022 vs. Q4 2021
Net loss of $172.1 million, or a basic loss per share of $0.82, was recorded in Q4 2022 compared to net earnings of $14.7 million, or basic earnings per share of $0.07.
The following table highlights the differences between the Q4 2022 net loss and Q4 2021 net earnings:

Net earnings, three months ended December 31, 2021			$14,664	Note
Decreased revenue:
Decreased realized metal prices		$(22,498)
Lower quantities of metal sold		(38,730)
Decreased negative settlement adjustments		6,387
Decreased direct selling costs		8,143
Total decrease in revenue			$(46,698)	(1)
Decreased cost of sales:
Increased production costs	$(5,048)
Decreased NRV adjustments to inventories	16,219
Increased royalty charges	(2,325)
Decreased production costs and increased royalty charges		$8,846		(2)
Increased depreciation and amortization		(3,140)
Total decrease in cost of sales			$5,706
Increased transaction and integration costs			(157,334)	(3)
Increased other expense			(11,697)	(4)
Increased exploration and project development expense			(4,484)
Increased interest and finance expense			(2,918)
Increased mine care and maintenance costs			(1,212)
Decreased gains on sales of mineral properties, plant and equipment			(583)
Decreased gain and income from associates			(289)
Decreased income tax expense			9,581	(5)
Decreased investment loss			7,330	(6)
Decreased foreign exchange loss			6,441
Decreased general and administrative expense			5,253
Increased gains on derivatives			4,180
Net earnings, three months ended December 31, 2022			$(172,060)
1)Revenue for Q4 2022 was $46.7 million lower than Q4 2021 from decreased quantities of metal sold and lower metal prices. The quarter-over-quarter decrease in metal quantities sold reflects decreases in silver, zinc and copper sales, which decreased 19%, 45% and 44%, respectively (see table below).
The lower quantities sold in Q4 2022 reflects the following: (i) lower production from the cessation of mining activities at Morococha; (ii) silver production shortfalls at La Colorada from lower grades in Q4 2022; (iii) an increase in dore inventories at Manantial Espejo; and, (iv) a build-up in zinc inventories at San Vicente due to the timing of shipments. These factors were partially offset by increased quantities sold at Shahuindo and La Arena due to the timing of mine and leach sequencing. These impacts are described in the "2022 Highlights" and the "Operating Performance" sections of this MD&A.
The lower metal prices were largely due to a 9%, 3%, and 14% decrease in realized metal prices for silver, gold, and zinc, respectively. The decrease in metal prices was partially offset by a $6.4 million improvement in settlement price adjustments on open concentrate shipments and an $8.1 million decrease in net selling costs, primarily due to Morococha being placed on care and maintenance in February 2022.

PAN AMERICAN SILVER CORP.	25

Management Discussion and Analysis
For the years ended December 31, 2022 and 2021
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)
The following table reflects quarterly realized metal prices and quantities sold:

	Realized Metal Prices (1)		Quantities of Metal Sold (2)
	Three months ended December 31,		Three months ended December 31,
	2022	2021	2022	2021
Silver	$21.17	$23.33	4,080	5,067
Gold	$1,736	$1,792	146.6	142.6
Zinc	$2,878	$3,352	5.4	9.9
Lead	$2,111	$2,333	4.6	4.1
Copper	$7,957	$9,545	1.2	2.1
(1)Metal price stated as dollars per ounce for silver and gold, and dollars per tonne for zinc, lead and copper, inclusive of final settlement adjustments on concentrate sales.
(2)Metal quantities stated as koz for silver and gold and kt for zinc, lead and copper.
2)Production and royalty costs were $8.8 million lower than those in Q4 2021 as a result of an $11.2 million or 4% decrease in production costs, marginally offset by a $2.3 million increase in royalty costs. All operations were affected by Inflationary and Supply Chain Cost Increases, as noted in the "Operating Performance" section of this MD&A. The largest factors that decreased quarter-over-quarter production costs are described below:
i)$18.7 million reduction in Morococha production costs in Q4 2022, with the mine having been placed on care and maintenance in February 2022;
ii)$16.2 million in reduced NRV inventory adjustments were largely related to the Dolores mine which increased costs by $5.4 million in Q4 2022 compared to an increase of $21.7 million in Q4 2021; and,
iii)$7.0 million decrease at the Silver Segment mines (exclusive of Morococha and NRV inventory adjustments), largely reflecting decreased sales due to timing and lower costs at Manantial Espejo since the cessation of mining at COSE in April 2022;
These decreases were only partially offset by the following factors that increased quarter-over-quarter costs:
i)$26.8 million increase at the Gold Segment mines (exclusive of NRV inventory adjustments), largely from reduced inventory build-ups at Dolores and increased production rates at the remaining Gold Segment mines; and,
ii)$6.5 million of mine closure severance provisions, largely at Manantial Espejo.
3)Transaction and integration costs of $157.3 million in Q4 2022 were incurred pursuant to the Transaction in which the Company agreed to provide Yamana with $150 million toward a termination fee payable to Gold Fields. The Transaction is discussed in further detail in the "Core Business and Strategy" and "Subsequent Events" sections of this MD&A. No such costs were incurred in the same quarter of 2021.
4)Other expenses of $9.2 million in Q4 2022 resulted in $11.7 million of increased expense compared to $2.5 million of other income in Q4 2021. In Q4 2022, the Company recorded $4.7 million in other expense for revisions in estimates of its closure and decommissioning obligation and a $4.0 million in increased provisions for value added tax receivables, both related to Manantial Espejo. Q4 2021 other income reflected changes in supplies inventory provisions for our non-operating subsidiaries.
5)Income tax expense in Q4 2022 was $18.9 million compared to $28.5 million expense in Q4 2021. The $9.6 million reduction in expense is primarily due to a $41.0 million decrease in mine operating earnings.
6)Investment gain of $1.2 million in Q4 2022 compared to a $6.1 million loss in Q4 2021, primarily driven by fair value mark to market adjustments on the Company's equity investment in New Pacific Metals Corp.

PAN AMERICAN SILVER CORP.	26

Management Discussion and Analysis
For the years ended December 31, 2022 and 2021
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)
Statement of Cash Flows: Q4 2022 versus Q4 2021
Cash flows used in operations in Q4 2022 totaled $112.1 million, a $230.2 million quarter-over-quarter decrease relative to the $118.1 million generated in Q4 2021. The decrease was primarily driven by $157.3 million of transaction and integration costs, a $46.7 million decrease in revenue described above, $19.4 million in additional cash used for working capital, and a $5.0 million increase in production costs excluding NRVs. This was partially offset by a $6.1 million decrease in income tax paid.
Changes in working capital, other than cash, used $29.1 million of cash in Q4 2022 compared to $9.7 million used in Q4 2021. The $19.4 million quarter-over-quarter increased use of cash resulted largely from $22.1 million build-up in trade receivables and a $6.4 million increase in inventory build-ups, partially offset by $9.0 million provided from increases in accounts payable and provisions.
Investing activities utilized $68.2 million of cash in Q4 2022, comprised mostly of $72.4 million spent on mineral property, plant and equipment additions at the Company’s mines and projects, which was partially offset by cash inflows from derivative contracts and non-core asset sales. In Q4 2021, investing activities utilized $66.3 million, largely reflecting spending of $70.1 million on mineral property, plant and equipment at the Company’s mines and projects, partially offset by cash inflows from derivative contracts and non-core asset sales.
Financing activities in Q4 2022 generated $137.3 million, largely reflecting the drawdown on the Company's SL-Credit Facility of $160.0 million largely to pay the termination fee pursuant to the Transaction. In Q4 2022, the Company paid $21.0 million in dividends to shareholders and $3.7 million in lease repayments. In Q4 2021, $25.1 million was used in financing activities, which consisted of $21.0 million in dividends to shareholders and $3.4 million in lease repayments.
Adjusted Earnings: Q4 2022 versus Q4 2021
Please refer to the section of this MD&A entitled “Alternative Performance (Non-GAAP) Measures” for a detailed description of “adjusted earnings”, and a reconciliation of these measures to the 2022 Annual Financial Statements.
Adjusted loss in Q4 2022 was $4.8 million, representing a basic adjusted loss per share of $0.02, which was $44.7 million, or $0.21 per share, lower than Q4 2021 adjusted earnings of $39.9 million, and $0.19 of basic adjusted earnings per share.

PAN AMERICAN SILVER CORP.	27

Management Discussion and Analysis
For the years ended December 31, 2022 and 2021
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)
The following chart illustrates the key factors leading to the change in adjusted earnings from Q4 2021 to Q4 2022:

LIQUIDITY AND CAPITAL POSITION

Liquidity and Capital Measures	December 31, 2022	September 30, 2022	December 31, 2021	Q4 2022 Change	2022 Change
Cash and cash equivalents ("Cash")	107,005	153,079	283,550	(46,074)	(176,545)
Short-term Investments	35,337	34,091	51,723	1,246	(16,386)
Cash and Short-term investments	142,342	187,170	335,273	(44,828)	(192,931)
Working Capital(1)	423,540	422,097	613,494	1,443	(189,954)
SL-Credit Facility undrawn amount	340,000	500,000	500,000	(160,000)	(160,000)
Shareholders' equity	2,195,479	2,357,600	2,631,554	(162,121)	(436,075)
Total debt (1)	226,836	68,465	45,861	158,371	180,975
Capital (1)	2,279,973	2,238,895	2,342,142	41,078	(62,169)
(1)Total debt is a non-GAAP measure calculated as the total of amounts drawn on the SL-Credit Facility, finance lease liabilities and loans payable. Capital is a non-GAAP measure and consists of shareholders’ equity and debt net of cash and cash equivalents and short term investments. Working Capital is a non-GAAP measure calculated as current assets less current liabilities. Please refer to the “Alternative Performance (Non-GAAP) Measures” section of this MD&A for a detailed description of the calculations.
Liquidity and Capital Resources
The Company's cash and short-term investments decreased by $44.8 million during Q4 2022. The decrease was largely driven by the $72.4 million in investments in mineral properties, plant and equipment and $21.0 million in dividends paid, as cash flow from operations of $45.3 million before transaction and integration costs was insufficient to cover these in part due to a $29.1 million in build-up of non-cash working capital, primarily inventories.
Pan American’s investment objectives for its cash balances are to preserve capital, to provide liquidity and to maximize returns. The Company’s strategy to achieve these objectives is to invest excess cash balances in a

PAN AMERICAN SILVER CORP.	28

Management Discussion and Analysis
For the years ended December 31, 2022 and 2021
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)
portfolio of primarily fixed income instruments with specified credit rating targets established by the Board of Directors, and by diversifying the currencies in which it maintains its cash balances. The Company does not own any asset-backed commercial paper or other similar, known, at-risk investments in its investment portfolio.
Working capital of $423.5 million at December 31, 2022 was $190.0 million lower than working capital of $613.5 million at December 31, 2021. The Company also maintained a long-term investment in Maverix which was sold in January 2023 for $105.3 million net of transaction costs, and is not included in cash and short-term investments. Please refer to the "Subsequent Events" section of the MD&A.
As of December 31, 2022, the Company was in compliance with all financial covenants under the $500 million revolving SL-Credit Facility, which was drawn by $160.0 million in December 2022 to fund the termination fee and other costs related to the Transaction. The borrowing costs under the SL-Credit Facility are based on the Company's leverage ratio subject to pricing adjustments based on the Company's sustainability performance ratings and scores at either (i) LIBOR plus 1.825% to 2.80% or; (ii) The Bank of Nova Scotia's Base Rate on U.S. dollar denominated commercial loans plus 0.825% to 1.80%. Undrawn amounts under the SL-Credit Facility are subject to a stand-by fee of 0.41% to 0.63% per annum, dependent on the Company's leverage ratio and subject to pricing adjustments based on sustainability performance ratings and scores. The SL-Credit Facility matures on August 8, 2025.
The net cash generated from the sales of metal production provides our primary source of cash flows, and we do not currently expect to experience payment delinquencies from our metal sales counterparties.
The Company’s financial position at December 31, 2022, and the operating cash flows that are expected over the next 12 months, lead Management to believe that the Company’s liquid assets and available credit from the revolving SL-Credit Facility are sufficient to satisfy our 2023 working capital requirements, fund currently planned capital expenditures, and to discharge liabilities as they come due. The Company remains well positioned to take advantage of strategic opportunities as they become available. Liquidity risks are discussed further in the “Risks and Uncertainties” section of this MD&A.
In the normal course of business, the Company enters into contracts that give rise to commitments for future minimum payments, details of which are described in Note 8(f)(ii) of the 2022 Annual Financial Statements, and in the "Liquidity and Capital Position" section of this MD&A. Since December 31, 2021, there have been no significant changes to these contractual obligations and commitments.
The impact of inflation on the Company’s financial position, operational performance, or cash flows over the next 12 months cannot be determined with any degree of certainty due to a number of uncertainties, including those related to the COVID-19 pandemic.

PAN AMERICAN SILVER CORP.	29

Management Discussion and Analysis
For the years ended December 31, 2022 and 2021
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)
Commitments
In the normal course of business, the Company enters into contracts that give rise to commitments which are described in Note 8(f)(ii) of the 2022 Annual Financial Statements, and in the "Liquidity and Capital Position" section of this MD&A. The following table summarizes the remaining contractual maturities of the Company's financial liabilities and operating and capital commitments on an undiscounted basis:

Payments due by period 2022
	Within 1 year	2 - 3 years	4- 5 years	After 5 years	Total
Accounts payable and accrued liabilities other than:	$291,436	$—	$—	$—	$291,436
Severance liabilities	13,860	1,039	645	4,489	20,033
Payroll liabilities	2,758	—	—	—	2,758
Total accounts payable and accrued liabilities	308,054	1,039	645	4,489	314,227
Income tax payables	25,833	—	—	—	25,833
Derivative liabilities	1,780	—	—	—	1,780
Debt
Repayment of principal	13,712	173,435	6,575	—	193,722
Interest and standby fees	11,222	17,681	125	—	29,028
Provisions (1)(2)	3,448	2,423	—	1,081	6,952
Future payroll liabilities	2,465	8,659	—	—	11,124
Total contractual obligations (2)	$366,514	$203,237	$7,345	$5,570	$582,666
(1)Total litigation provision (Note 16 of the 2022 Annual Financial Statements).
(2)Amounts above do not include payments related to closure and decommissioning (current $14.4 million, long-term $281.8 million) discussed in Note 16 of the 2022 Annual Financial Statements, the lease obligations discussed in Note 17 of the 2022 Annual Financial Statements, the $20.8 million deferred credit arising from the Navidad acquisition discussed in Note 20 of the 2022 Annual Financial Statements, and deferred tax liabilities of $140.3 million in Note 30 of the 2022 Annual Financial Statements.
Outstanding Share Amounts
As at December 31, 2022, the Company had approximately 377 thousand stock options outstanding (each exercisable for one common share of the Company), with exercise prices in the range of CAD $21.17 to CAD $39.48 and a weighted average life of 5.3 years. Approximately 156 thousand of the stock options were vested and exercisable at December 31, 2022, with an average weighted exercise price of CAD $21.64 per share.
The following table sets out the common shares and options outstanding as at the date of this MD&A:

Outstanding as at February 17, 2023
Common shares	210,680,834
Options	376,967
Total	211,057,801
As part of the acquisition of Tahoe Resources Inc., on February 22, 2019, the Company issued 313,887,490 Contingent Value Rights ("CVRs"), with a term of 10 years, which were convertible into 15,600,208 common shares upon the first commercial shipment of concentrate following the restart of operations at the Escobal mine. As of December 31, 2022, there were 313,883,990 CVRs outstanding, which were convertible into 15,600,034 common shares.

PAN AMERICAN SILVER CORP.	30

Management Discussion and Analysis
For the years ended December 31, 2022 and 2021
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)

CLOSURE AND DECOMMISSIONING PROVISION
The estimated future closure and decommissioning costs are based principally on the requirements of relevant authorities and the Company’s environmental policies. The provision is measured using management’s assumptions and estimates for future cash outflows. The Company accrues these costs, which are determined by discounting costs using rates specific to the underlying obligation. Upon recognition of a liability for the closure and decommissioning costs, the Company capitalizes these costs to the related mine and amortizes such amounts over the life of each mine on a unit-of-production basis, except in the case of exploration projects for which the offset to the liability is expensed. The accretion of the discount due to the passage of time is recognized as an increase in the liability and a finance expense.
The inflated and discounted provision on the statement of financial position as at December 31, 2022, using inflation rates of between 2% and 6% (December 31, 2021 - between 1% and 5%) and discount rates between 3% and 11% (December 31, 2021 - between 1% and 9%), was $296.2 million (December 31, 2021 - $242.9 million). Decommissioning obligations are expected to be paid through 2052, with water quality management costs expected to be paid through 2075, or later if mine life is extended. Revisions made to the reclamation obligations in 2022 were primarily a result of increased inflation rates, increased discount rates from higher government debt yields, increased site disturbance from the ordinary course of operations at the mines, reclamation activities, and revisions to the estimates based on periodic reviews of closure plans and related costs, actual expenditures incurred, and closure activities completed. These obligations will be funded from operating cash flows, reclamation deposits, and cash on hand.
The accretion of the discount charged in Q4 2022 and 2022 earnings as finance expense were $3.7 million and $14.8 million, respectively (Q4 2021 and 2021 - $1.9 million and $7.5 million, respectively). Reclamation expenditures incurred during Q4 2022 and 2022 were $1.7 million and $4.2 million, respectively (Q4 2021 and 2021 - $1.7 million and $6.0 million, respectively).

RELATED PARTY TRANSACTIONS
The Company’s related parties include its subsidiaries, associates over which it exercises significant influence and key management personnel. Transactions with the Company's subsidiaries have been eliminated on consolidation. Maverix ceased to be a related party after March 31, 2022 after the Company determined that it no longer held significant influence over Maverix. There were no other related party transactions for the years ended December 31, 2022 and 2021.

PAN AMERICAN SILVER CORP.	31

Management Discussion and Analysis
For the years ended December 31, 2022 and 2021
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)

ALTERNATIVE PERFORMANCE (NON-GAAP) MEASURES
Per Ounce Measures
Cash Costs and AISC are non-GAAP financial measures that do not have any standardized meaning prescribed by IFRS and are therefore unlikely to be comparable to similar measures presented by other companies.
Pan American produces by-product metals incidentally to our silver and gold mining activities. We have adopted the practice of calculating a performance measure with the net cost of producing an ounce of silver and gold, our primary payable metals, after deducting revenues gained from incidental by-product production. This performance measurement has been commonly used in the mining industry for many years and was developed as a relatively simple way of comparing the net production costs of the primary metal for a specific period against the prevailing market price of that metal.
Silver segment Cash Costs and AISC are calculated net of credits for realized revenues from all metals other than silver ("silver segment by-product credits"), and are calculated per ounce of silver sold. Gold segment Cash Costs and AISC are calculated net of credits for realized silver revenues ("gold segment by-product credits"), and are calculated per ounce of gold sold.
Cash Costs per ounce metrics, net of by-product credits, is used extensively in our internal decision making processes. We believe the metric is also useful to investors because it facilitates comparison, on a mine-by-mine basis, notwithstanding the unique mix of incidental by-product production at each mine, of our operations’ relative performance on a period-by-period basis, and against the operations of our peers in the silver industry. Cash Costs per ounce is conceptually understood and widely reported in the mining industry.
We believe that AISC, also calculated net of by-products, is a comprehensive measure of the full cost of operating our consolidated business, given it includes the cost of replacing silver and gold ounces through exploration, the cost of ongoing capital investments (sustaining capital), as well as other items that affect the Company’s consolidated cash flow.
To facilitate a better understanding of these measure as calculated by the Company, the following table provides the detailed reconciliation of these measure to the applicable cost items, as reported in the consolidated financial statements for the respective periods.

PAN AMERICAN SILVER CORP.	32

Management Discussion and Analysis
For the years ended December 31, 2022 and 2021
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)
Silver Segment and Gold Segment Cash Costs and AISC:

	Silver Segment		Gold Segment
(In thousands of USD, except as noted)	Three Months Ended December 31, 2022	Three Months Ended December 31, 2021	Three Months Ended December 31, 2022	Three Months Ended December 31, 2021
Production costs(1)	$73,707	$106,908	$172,215	$156,533
Purchase Price Allocation Inventory Fair Value Adjustment	—	—	—	(55)
NRV inventory adjustments	5,791	814	(11,223)	(22,466)
On-site direct operating costs	79,498	107,722	160,992	134,012
Royalties	4,698	2,204	4,176	4,345
Smelting, refining and direct selling charges(2)	10,465	18,604	39	43
Cash cost of sales before by-product credits	94,661	128,530	165,207	138,400
Silver segment by-product credits(2)	(45,035)	(84,497)	—	—
Gold segment by-product credits(2)	—	—	(13,889)	(12,561)
Cash Costs	$49,627	$44,033	$151,318	$125,839

NRV inventory adjustments	(5,791)	(814)	11,223	22,466
Sustaining capital	16,894	16,627	45,688	39,654
Exploration and project development(3)	—	1,040	—	1,926
Reclamation cost accretion(4)	528	494	2,812	1,129
All-in sustaining costs	$61,258	$61,381	$211,040	$191,014

Silver segment silver ounces sold (koz)	3,444	4,522	—	—
Gold segment gold ounces sold (koz)	—	—	141	131
Cash Costs per ounce sold	$14.41	$9.74	$1,077	$963
AISC per ounce sold	$17.79	$13.57	$1,502	$1,461
AISC per ounce sold (excluding NRV inventory adjustments)	$19.47	$13.75	$1,422	$1,289

PAN AMERICAN SILVER CORP.	33

Management Discussion and Analysis
For the years ended December 31, 2022 and 2021
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)
Silver Segment and Gold Segment Cash Costs and AISC:

	Silver Segment		Gold Segment
(In thousands of USD, except as noted)	Year ended December 31, 2022	Year ended December 31, 2021	Year ended December 31, 2022	Year ended December 31, 2021
Production costs(1)	$353,372	$384,460	$717,454	$541,019
Purchase Price Allocation Inventory Fair Value Adjustment	—		—	(604)
NRV inventory adjustments	1,132	992	(98,874)	(9,712)
On-site direct operating costs	354,505	385,452	618,580	530,704
Royalties	18,241	17,483	17,648	18,892
Smelting, refining and direct selling charges(2)	51,994	70,921	192	181
Cash cost of sales before by-product credits	424,740	473,857	636,420	549,776
Silver segment by-product credits(2)	(235,044)	(302,620)	—	—
Gold segment by-product credits(2)	—	—	(56,350)	(65,135)
Cash Costs	$189,696	$171,237	$580,070	$484,642

NRV inventory adjustments	(1,132)	(992)	98,874	9,712
Sustaining capital	54,978	56,837	168,782	150,785
Exploration and project development(3)	—	3,329	—	4,681
Reclamation cost accretion(4)	2,234	2,008	11,246	4,516
All-in sustaining costs	$245,776	$232,418	$858,972	$654,336

Silver segment silver ounces sold (koz)	14,914	14,883	—	—
Gold segment gold ounces sold (koz)	—	—	521	539
Cash Costs per ounce sold	$12.72	$11.51	$1,113	$899
AISC per ounce sold	$16.48	$15.62	$1,649	$1,214
AISC per ounce sold (excluding NRV inventory adjustments)	$16.56	$15.68	$1,459	$1,196
(1)Silver Segment production costs exclude amounts relating to mine operation severance payments and other accruals at Morococha and Manantial Espejo, which increased Production Costs by $5.9 million and $21.4 million for Q4 2022 and full year 2022, respectively. Gold Segment production costs exclude amounts relating to mine operations severance payments and other accruals at Dolores related to the closure of the underground mine, which increased production costs by $0.6 million and $2.8 million in Q4 2022 and full year 2022, respectively.
(2)Included in the revenue line of the consolidated income statements. By-product credits are reflective of realized metal prices for the applicable periods.
(3)Exploration and project development expenditures exclude $8.6 million and $18.3 million for Q4 2022 and full year 2022, respectively, (Q4 2021 and full year 2021: $1.1 million and $3.1 million, respectively) of exploration expenditures related to non-operating properties and non-cash project development write-downs.
(4)Reclamation cost accretion excludes $0.4 million and $1.4 million for Q4 2022 and full year 2022, respectively, (Q4 2021 and full year 2021: $0.2 million and $0.9 million, respectively) of accretion related to non-operating properties.

PAN AMERICAN SILVER CORP.	34

Management Discussion and Analysis
For the years ended December 31, 2022 and 2021
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)
Sustaining capital is included in AISC, while capital related to growth projects or acquisitions (referred to by the Company as project or investment capital) is not. Inclusion of only sustaining capital in the AISC measure reflects the capital costs associated with current ounces sold as opposed to project capital, which is expected to increase future production. The project capital excluded in the reconciliation below is further described in the "Project Development Update" section of this MD&A.

Reconciliation of payments for mineral properties, plant and equipment and sustaining capital	Three Months Ended December 31,		Year ended December 31,
(in thousands of USD)	2022	2021	2022	2021
Payments for mineral properties, plant and equipment(1)	$72,362	$70,146	$274,688	$243,478
Add/(Subtract)
Lease Payments(1)	3,703	3,417	14,833	12,396
Repayment of loans(2)	1,642	850	5,239	1,700
Investment (non-sustaining) capital	(15,126)	(18,132)	(71,000)	(49,951)
Sustaining Capital	$62,581	$56,280	$223,760	$207,623
(1)As presented on the consolidated statements of cash flows.
(2)As presented on the consolidated statements of cash flows. Related to repayments of construction loans for leach pad expansions in Peru.

PAN AMERICAN SILVER CORP.	35

Management Discussion and Analysis
For the years ended December 31, 2022 and 2021
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)
Silver Segment Cash Costs and AISC by mine:

SILVER SEGMENT	Three Months Ended December 31, 2022
(In thousands of USD, except as noted)	La Colorada	Huaron	Morococha	San Vicente	Manantial Espejo	Consolidated Silver Segment
Production Costs	$27,880	$26,866	$—	$7,220	$11,741	$73,707
NRV inventory adjustments	—	—	—	—	5,791	5,791
On-site direct operating costs	27,880	26,866	—	7,220	17,532	79,498
Royalties	149	—	—	3,535	1,015	4,698
Smelting, refining & direct selling costs	2,932	4,938	—	774	1,821	10,465
Cash Costs before by-product credits	30,961	31,804	—	11,529	20,368	94,661
Silver segment by-product credits	(11,118)	(24,042)	—	(969)	(8,906)	(45,035)
Cash Costs	$19,843	$7,761	$—	$10,560	$11,462	$49,627

NRV inventory adjustments	—	—	—	—	(5,791)	(5,791)
Sustaining capital	11,689	3,952	—	614	639	16,894
Exploration and project development	—	—	—	—	—	—
Reclamation cost accretion	127	199	—	80	122	528
All-in sustaining costs	$31,659	$11,912	$—	$11,254	$6,432	$61,258

Silver segment silver ounces sold (koz)	1,306	844	—	617	677	3,444
Cash cost per ounce sold	$15.19	$9.20	N/A	$17.11	$16.93	$14.41
AISC per ounce sold	$24.24	$14.12	N/A	$18.24	$9.50	$17.79
AISC per ounce sold (excluding NRV inventory adjustments)	$24.24	$14.12	N/A	$18.24	$18.05	$19.47

SILVER SEGMENT	Three Months Ended December 31, 2021
(In thousands of USD, except as noted)	La Colorada	Huaron	Morococha	San Vicente	Manantial Espejo	Consolidated Silver Segment
Production Costs	$27,142	$21,913	$18,720	$11,567	$27,566	$106,908
NRV inventory adjustments	—	—	—	—	814	814
On-site direct operating costs	27,142	21,913	18,720	11,567	28,380	107,722
Royalties	68	—	—	1,119	1,017	2,204
Smelting, refining & direct selling costs	3,461	4,792	4,611	2,807	2,933	18,604
Cash Costs before by-product credits	30,671	26,705	23,331	15,493	32,329	128,530
Silver segment by-product credits	(11,242)	(24,360)	(21,084)	(8,075)	(19,736)	(84,497)
Cash Costs	$19,430	$2,345	$2,247	$7,418	$12,593	$44,033

NRV inventory adjustments	—	—	—	—	(814)	(814)
Sustaining capital	6,410	3,991	1,184	2,469	2,573	16,627
Exploration and project development	626	—	414	—	—	1,040
Reclamation cost accretion	113	139	75	65	102	494
All-in sustaining costs	$26,578	$6,476	$3,919	$9,952	$14,455	$61,381

Silver segment silver ounces sold (koz)	1,669	672	491	682	1,007	4,522
Cash cost per ounce sold	$11.64	$3.49	$4.57	$10.87	$12.50	$9.74
AISC per ounce sold	$15.93	$9.63	$7.98	$14.59	$14.35	$13.57
AISC per ounce sold (excluding NRV inventory adjustments)	$15.93	$9.63	$7.98	$14.59	$15.16	$13.75

PAN AMERICAN SILVER CORP.	36

Management Discussion and Analysis
For the years ended December 31, 2022 and 2021
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)

SILVER SEGMENT	Year ended December 31, 2022
(In thousands of USD, except as noted)	La Colorada	Huaron	Morococha	San Vicente	Manantial Espejo	Consolidated Silver Segment
Production Costs	$98,260	$100,511	$15,325	$45,746	$93,530	$353,372
NRV inventory adjustments	—	—	—	—	1,132	1,132
On-site direct operating costs	98,260	100,511	15,325	45,746	94,663	354,505
Royalties	733	—	—	13,851	3,658	18,241
Smelting, refining & direct selling costs	12,655	20,988	3,575	7,051	7,725	51,994
Cash Costs before by-product credits	111,648	121,499	18,900	66,648	106,045	424,740
Silver segment by-product credits	(45,578)	(102,962)	(17,005)	(25,689)	(43,810)	(235,044)
Cash Costs	$66,069	$18,537	$1,895	$40,959	$62,235	$189,696

NRV inventory adjustments	—	—	—	—	(1,132)	(1,132)
Sustaining capital	29,275	13,940	345	7,156	4,263	54,978
Exploration and project development						—
Reclamation cost accretion	510	796	122	320	487	2,234
All-in sustaining costs	$95,854	$33,272	$2,363	$48,435	$65,853	$245,776

Silver segment silver ounces sold (koz)	5,712	3,014	334	2,692	3,162	14,914
Cash cost per ounce sold	$11.57	$6.15	$5.68	$15.22	$19.68	$12.72
AISC per ounce sold	$16.78	$11.04	$7.08	$17.99	$20.82	$16.48
AISC per ounce sold (excluding NRV inventory adjustments)	$16.78	$11.04	$7.08	$17.99	$21.18	$16.56

SILVER SEGMENT	Year ended December 31, 2021
(In thousands of USD, except as noted)	La Colorada	Huaron	Morococha	San Vicente	Manantial Espejo	Consolidated Silver Segment
Production Costs	$74,874	$90,126	$75,182	$40,404	$103,874	$384,460
NRV inventory adjustments	—	—	—	—	992	992
On-site direct operating costs	74,874	90,126	75,182	40,404	104,866	385,452
Royalties	319	—	—	14,165	3,000	17,483
Smelting, refining & direct selling costs	10,883	21,925	20,140	9,612	8,361	70,921
Cash Costs before by-product credits	86,075	112,051	95,322	64,181	116,227	473,857
Silver segment by-product credits	(39,586)	(100,306)	(75,491)	(27,265)	(59,973)	(302,620)
Cash Costs	$46,490	$11,745	$19,831	$36,917	$56,254	$171,237

NRV inventory adjustments	—	—	—	—	(992)	(992)
Sustaining capital	26,069	10,897	6,957	5,340	7,575	56,837
Exploration and project development	2,643	—	686	—	—	3,329
Reclamation cost accretion	452	557	298	261	439	2,008
All-in sustaining costs	$75,654	$23,199	$27,772	$42,518	$63,275	$232,418

Silver segment silver ounces sold (koz)	4,321	2,976	2,059	2,465	3,062	14,883
Cash cost per ounce sold	$10.76	$3.95	$9.63	$14.98	$18.37	$11.51
AISC per ounce sold	$17.51	$7.79	$13.49	$17.25	$20.67	$15.62
AISC per ounce sold (excluding NRV inventory adjustments)	$17.51	$7.79	$13.49	$17.25	$20.99	$15.68

PAN AMERICAN SILVER CORP.	37

Management Discussion and Analysis
For the years ended December 31, 2022 and 2021
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)
Gold Segment Cash Costs and AISC by mine:

GOLD SEGMENT	Three Months Ended December 31, 2022
(In thousands of USD, except as noted)	Dolores	Shahuindo	La Arena	Timmins	Consolidated Gold Segment
Production Costs	$55,099	$44,100	$30,685	$42,332	$172,215
Purchase Price Allocation Inventory Fair Value Adjustment	—	—	—	—	—
NRV inventory adjustments	(11,223)	—	—	—	(11,223)
On-site direct operating costs	43,875	44,100	30,685	42,332	160,992
Royalties	2,421	—	—	1,755	4,176
Smelting, refining & direct selling costs	9	—	—	31	39
Cash Costs before by-product credits	46,305	44,100	30,685	44,118	165,207
Gold segment by-product credits	(11,593)	(1,931)	(162)	(204)	(13,889)
Cash Costs of Sales	$34,712	$42,169	$30,523	$43,914	$151,318

NRV inventory adjustments	11,223	—	—	—	11,223
Sustaining capital	4,616	21,412	11,390	8,269	45,688
Exploration and project development	—	—	—	—	—
Reclamation cost accretion	1,382	645	741	43	2,812
All-in sustaining costs	$51,934	$64,227	$42,654	$52,226	$211,040

Gold segment gold ounces sold	32,615	46,287	30,623	31,000	140,525
Cash cost per ounce sold	$1,064	$911	$997	$1,417	$1,077
AISC per ounce sold	$1,592	$1,388	$1,393	$1,685	$1,502
AISC per ounce sold (excluding NRV inventory adjustments)	$1,248	$1,388	$1,393	$1,685	$1,422

GOLD SEGMENT	Three Months Ended December 31, 2021
(In thousands of USD, except as noted)	Dolores	Shahuindo	La Arena	Timmins	Consolidated Gold Segment
Production Costs	$62,850	$34,233	$22,204	$37,245	$156,533
Purchase Price Allocation Inventory Fair Value Adjustment	—	(55)	—	—	(55)
NRV inventory adjustments	(22,466)	—	—	—	(22,466)
On-site direct operating costs	40,384	34,179	22,204	37,245	134,012
Royalties	2,599	—	—	1,746	4,345
Smelting, refining & direct selling costs	7	—	—	36	43
Cash Costs before by-product credits	42,990	34,179	22,204	39,027	138,400
Gold segment by-product credits	(11,001)	(1,276)	(190)	(94)	(12,561)
Cash Costs of Sales	$31,989	$32,902	$22,014	$38,933	$125,839

NRV inventory adjustments	22,466	—	—	—	22,466
Sustaining capital	12,097	9,146	9,996	8,415	39,654
Exploration and project development	36	828	—	1,062	1,926
Reclamation cost accretion	701	263	150	15	1,129
All-in sustaining costs	$67,289	$43,139	$32,160	$48,425	$191,014

Gold segment gold ounces sold	34,343	39,531	26,867	30,000	130,740
Cash cost per ounce sold	$931	$832	$819	$1,298	$963
AISC per ounce sold	$1,959	$1,091	$1,197	$1,614	$1,461
AISC per ounce sold (excluding NRV inventory adjustments)	$1,305	$1,091	$1,197	$1,614	$1,289

PAN AMERICAN SILVER CORP.	38

Management Discussion and Analysis
For the years ended December 31, 2022 and 2021
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)

GOLD SEGMENT	Year ended December 31, 2022
(In thousands of USD, except as noted)	Dolores	Shahuindo	La Arena	Timmins	Consolidated Gold Segment
Production Costs	$288,039	$146,179	$103,869	$179,368	$717,454
Purchase Price Allocation Inventory Fair Value Adjustment	—	—	—	—	—
NRV inventory adjustments	(98,874)	—	—	—	(98,874)
On-site direct operating costs	189,165	146,179	103,869	179,368	618,580
Royalties	10,751	—	—	6,898	17,648
Smelting, refining & direct selling costs	31	—	—	161	192
Cash Costs before by-product credits	199,947	146,179	103,869	186,426	636,420
Gold segment by-product credits	(49,147)	(6,079)	(773)	(350)	(56,350)
Cash Costs of Sales	$150,799	$140,100	$103,095	$186,076	$580,070

NRV inventory adjustments	98,874	—	—	—	98,874
Sustaining capital	35,855	49,246	47,970	35,711	168,782
Exploration and project development					—
Reclamation cost accretion	5,529	2,581	2,963	173	11,246
All-in sustaining costs	$291,057	$191,926	$154,029	$221,960	$858,972

Gold segment gold ounces sold	140,973	145,320	99,367	135,400	521,061
Cash cost per ounce sold	$1,070	$964	$1,038	$1,374	$1,113
AISC per ounce sold	$2,065	$1,321	$1,550	$1,639	$1,649
AISC per ounce sold (excluding NRV inventory adjustments)	$1,363	$1,321	$1,550	$1,639	$1,459

GOLD SEGMENT	Year ended December 31, 2021
(In thousands of USD, except as noted)	Dolores	Shahuindo	La Arena	Timmins	Consolidated Gold Segment
Production Costs	$174,219	$115,009	$84,243	$167,549	$541,019
Purchase Price Allocation Inventory Fair Value Adjustment	—	(598)	(6)	—	(604)
NRV inventory adjustments	(9,712)	—	—	—	(9,712)
On-site direct operating costs	164,507	114,411	84,237	167,549	530,704
Royalties	12,067	—	—	6,825	18,892
Smelting, refining & direct selling costs	40	—	—	141	181
Cash Costs before by-product credits	176,613	114,411	84,237	174,515	549,776
Gold segment by-product credits	(58,154)	(5,643)	(927)	(411)	(65,135)
Cash Costs of Sales	$118,460	$108,768	$83,310	$174,104	$484,642

NRV inventory adjustments	9,712	—	—	—	9,712
Sustaining capital	40,566	28,846	45,479	35,894	150,785
Exploration and project development	225	828	—	3,628	4,681
Reclamation cost accretion	2,804	1,052	599	61	4,516
All-in sustaining costs	$171,766	$139,494	$129,389	$213,688	$654,336

Gold segment gold ounces sold	158,071	139,456	109,432	132,000	538,960
Cash cost per ounce sold	$749	$780	$761	$1,319	$899
AISC per ounce sold	$1,087	$1,000	$1,182	$1,619	$1,214
AISC per ounce sold (excluding NRV inventory adjustments)	$1,025	$1,000	$1,182	$1,619	$1,196

PAN AMERICAN SILVER CORP.	39

Management Discussion and Analysis
For the years ended December 31, 2022 and 2021
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)
Adjusted Earnings and Basic Adjusted Earnings Per Share
Adjusted earnings and basic adjusted earnings per share are non-GAAP measures that the Company considers to better reflect normalized earnings as it eliminates items that in management's judgment are subject to volatility as a result of factors which are unrelated to operations in the period, and/or relate to items that will settle in future periods. Certain items that become applicable in a period may be adjusted for, with the Company retroactively presenting comparable periods with an adjustment for such items and conversely, items no longer applicable may be removed from the calculation. The Company adjusts certain items in the periods that they occurred, but does not reverse or otherwise unwind the effect of such items in future periods. Neither adjusted earnings nor basic adjusted earnings per share have any standardized meaning prescribed by GAAP and are therefore unlikely to be comparable to similar measures presented by other companies.
The following table shows a reconciliation of adjusted earnings for the year ended December 31, 2022 and 2021, to the net earnings for each period.

	Three Months Ended December 31,		Year ended December 31,
(In thousands of USD, except as noted)	2022	2021(1)	2022	2021(1)
Net (loss) earnings for the period	$(172,060)	$14,664	$(340,063)	$98,562
Adjust for:
Impairment charges	—	—	99,064	—
Exploration and project development impairment charges	5,432	—	5,432	—
Unrealized foreign exchange losses	3,162	1,643	12,840	6,703
Net realizable value heap inventory expense	29,541	20,421	137,771	11,831
Derivative unrealized (gains) losses	(2,201)	662	2,541	3,764
Gains and income from associates	—	(289)	(45,033)	(4,347)
Severance provisions	6,478	—	23,884	—
Mineral property, plant and equipment losses (gains) on sale	1,134	551	2,439	(32,167)
Transaction and integration costs	157,334	—	157,334	—
Investment (income) loss	(1,245)	6,083	16,221	59,722
Closure and decommissioning liability adjustment	4,662	—	4,662	—
Effect of taxes on adjusting items	(17,886)	(7,353)	(37,615)	3,377
Effect of foreign exchange on taxes	(19,149)	3,561	(21,541)	14,337
Total adjustments	$167,262	$25,279	$357,999	$63,220
Adjusted (loss) earnings	$(4,798)	$39,943	$17,936	$161,782

Adjusted (loss) earnings per share attributable to common shareholders
Adjusted (loss) earnings per share	$(0.02)	$0.19	$0.09	$0.77
Weighted average shares outstanding (in 000's) Basic	210,573	210,348	210,521	210,298
(1)Commencing in Q1 2021 gains and losses recognized in relation to certain equity investments owned by the Company, and included in Investment (loss) income in the Company's financial statements, are being excluded from adjusted earnings. This change was based on the increase in both the magnitude and volatility of these investments having a larger impact to the Company’s net income in recent years, and Management’s belief that these fair-market-values are neither under the control of Management nor representative of normal course operating results. The comparative period's adjusted earnings have been revised to conform to this change and thus differ from that previously reported.
Total Debt
Total debt is a non-GAAP measure calculated as the total current and non-current portions of: long-term debt (including amounts drawn on the SL-Credit Facility), lease liabilities, and loans payable. Total debt does not have any standardized meaning prescribed by GAAP and is therefore unlikely to be comparable to similar measures presented by other companies. The Company and certain investors use this information to evaluate the financial debt leverage of the Company.

PAN AMERICAN SILVER CORP.	40

Management Discussion and Analysis
For the years ended December 31, 2022 and 2021
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)
Capital
Capital is a non-GAAP measure and is calculated as total equity plus total debt less cash and cash equivalents and short term investments. Capital does not have any standardized meaning prescribed by GAAP and is therefore unlikely to be comparable to similar measures presented by other companies. The Company and certain investors use this information to evaluate the enterprise value of the Company.
Working Capital
Working capital is a non-GAAP measure calculated as current assets less current liabilities. Working capital does not have any standardized meaning prescribed by GAAP and is therefore unlikely to be comparable to similar measures presented by other companies. The Company and certain investors use this information to evaluate whether the Company is able to meet its current obligations using its current assets.

RISKS AND UNCERTAINTIES
The Company is exposed to many risks in conducting its business, including but not limited to: metal price risk as the Company derives its revenue from the sale of silver, gold, zinc, lead, and copper; trading and credit risk in the normal course of dealing with other companies; foreign exchange risk as the Company reports its financial statements in USD whereas the Company operates in jurisdictions that utilize other currencies; risks relating to cyber security; the inherent risk of uncertainties in estimating mineral reserves and mineral resources; political, economic and social risks related to conducting business in jurisdictions such as Canada, Peru, Mexico, Argentina, Bolivia and Guatemala; environmental risks; risks related to its relations with employees and local communities where we operate; risks related to the Transaction; and risks relating to the spread of COVID-19, which has to date resulted in profound health and economic impacts globally and which presents future risks and uncertainties that are largely unknown at this time. Certain of these risks, and additional risks and uncertainties, are described below, and are more fully described in Pan American’s Annual Information Form dated February 22, 2023 (available on SEDAR at www.sedar.com) and Form 40-F filed with the SEC, and in the Financial Instruments section of the 2022 Annual Financial Statements. Readers are encouraged to refer to these documents for a more detailed description of some of the risks and uncertainties inherent to Pan American’s business.
Financial Instruments and Related Risks
The Company is exposed to financial risks, including metal price risk, credit risk, interest rate risk, foreign currency exchange rate risk, and liquidity risk. The Company's exposures and management of each of those risks is described in the 2022 Annual Financial Statements under Note 8 "Financial Instruments", along with the financial statement classification, the significant assumptions made in determining the fair value, and amounts of income, expenses, gains and losses associated with financial instruments. Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates. There were no significant changes to those risks or to the Company's management of exposure to those risks during the year ended December 31, 2022.
The following provides a description of the risks related to financial instruments and how management manages these risks:
Price Risk
The majority of our revenue is derived from the sale of silver, gold, zinc, copper and lead, and therefore fluctuations in the price of these metals significantly affect our operations and profitability. Our sales are directly dependent on metal prices, and metal prices have historically shown significant volatility and are beyond our control. The Board of Directors continually assesses Pan American’s strategy towards our metal exposure, depending on market conditions. The table below illustrates the effect of changes in silver and gold prices on

PAN AMERICAN SILVER CORP.	41

Management Discussion and Analysis
For the years ended December 31, 2022 and 2021
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)
anticipated revenues, excluding Yamana operations, for 2023, expressed in percentage terms. This analysis assumes that quantities of silver and gold produced and sold remain constant under all price scenarios presented.
2023 Revenue Metal Price Sensitivity

		Gold Price
		$1,450	$1,550	$1,650	$1,750	$1,850	$1,950	$2,050
Silver Price	$16.50	83%	87%	91%	95%	99%	102%	106%
	$18.00	85%	89%	93%	97%	100%	104%	108%
	$19.50	87%	91%	94%	98%	102%	106%	110%
	$21.00	89%	92%	96%	100%	104%	108%	111%
	$22.50	90%	94%	98%	102%	106%	109%	113%
	$24.00	92%	96%	100%	103%	107%	111%	115%
	$25.50	94%	98%	101%	105%	109%	113%	117%
Since base metal and gold revenue are treated as a by-product credit for purposes of calculating Silver Segment Cash Costs and AISC per ounce of silver sold, and silver revenue is treated as a by-product credit for purposes of calculating Gold Segment Cash Costs and AISC per ounce of gold sold, these non-GAAP measures are highly sensitive to metal prices. The tables below illustrate this point by plotting the expected 2023 Silver Segment AISC per silver ounce, excluding Yamana operations, against various price assumptions for the Silver Segment’s two main by-product credits, zinc and gold, and plotting the expected 2023 Gold Segment AISC per gold ounce, excluding Yamana operations, against various price assumptions for the Gold Segment's main by-product credit, Silver, expressed in percentage terms:
2023 Silver Segment AISC Metal Price Sensitivity

		Lead Price
		$1,700	$1,800	$1,900	$2,000	$2,100	$2,200	$2,300
Zinc Price	$2,400	111%	110%	109%	108%	107%	107%	106%
	$2,600	108%	107%	106%	105%	105%	104%	103%
	$2,800	105%	104%	103%	103%	102%	101%	100%
	$3,000	103%	102%	101%	100%	99%	99%	98%
	$3,200	100%	100%	99%	98%	97%	96%	96%
	$3,400	98%	98%	97%	96%	95%	94%	94%
	$3,600	96%	95%	95%	94%	93%	92%	92%
2023 Gold Segment AISC Metal Price Sensitivity

		Silver Price
Gold Price		$16.50	$18.00	$19.50	$21.00	$22.50	$24.00	$25.50
	$1,750	102%	101%	101%	100%	99%	99%	98%
The price of silver and other metals are affected by numerous factors beyond our control, including:
•global and regional levels of supply and demand;
•sales by government holders and other third parties;
•metal stock levels maintained by producers and others;
•increased production due to new mine developments and improved mining and production methods;
•speculative activities;
•inventory carrying costs;
•availability, demand and costs of metal substitutes;
•international economic and political conditions;
•interest rates, inflation and currency values;

PAN AMERICAN SILVER CORP.	42

Management Discussion and Analysis
For the years ended December 31, 2022 and 2021
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)
•increased demand for silver or other metals for new technologies; and
•reduced demand resulting from obsolescence of technologies and processes utilizing silver and other metals.
In addition to general global economic conditions that can have a significant impact on our business in many ways, declining market prices for metals could materially adversely affect our operations and profitability. A decrease in the market price of silver, gold and other metals could affect the commercial viability of our mines and production at some of our mining properties. Lower prices could also adversely affect future exploration and our ability to develop mineral properties and mines, including the development of capital intensive projects such as Navidad, all of which would have a material adverse impact on our financial condition, results of operations and future prospects. There can be no assurance that the market prices will remain at sustainable levels.
If market prices of gold and silver remain below levels used in Pan American’s impairment testing and reserve prices for an extended period of time, Pan American may need to reassess its long-term price assumptions, and a significant decrease in the long-term price assumptions would be an indicator of potential impairment, requiring Pan American to perform an impairment assessment on related assets. Due to the sensitivity of the recoverable amounts to long term metal prices, as well as to other factors including changes to mine plans and cost escalations, any significant change in these key assumptions and inputs could result in impairment charges in future periods.
The Board of Directors continually assesses Pan American’s strategy towards our base metal exposure, depending on market conditions. From time to time, we mitigate the market price risk associated with our base metal production by committing some of our forecast base metal production to forward sales and options contracts. However, decisions relating to hedging may have material adverse effects on our financial performance, financial position, and results of operations.
During the year ended December 31, 2022, the Company entered into collars made up of put and call contracts and forward swap contracts for its exposure to zinc. The Company did not enter into zinc contracts during the comparable periods in 2021, and had no contracts outstanding as at December 31, 2022.
During the year ended December 31, 2021, the Company entered into collars made up of put and call contracts for its exposure to copper. The Company did not enter into copper contracts during the comparable periods in 2022, and had no contracts outstanding as at December 31, 2022.
During 2020, the Company entered into diesel swap contracts designed to fix or limit the Company’s exposure to higher fuel prices. At December 31, 2022, the Company had no outstanding positions on its diesel exposure.
The Company recorded the following derivative gains and losses on commodities for the three and twelve months ended December 31, 2022 and 2021:

	Three Months Ended December 31,		Year ended December 31,
	2022	2021	2022	2021
Zinc (losses) gains	(59)	137	1,701	137
Copper losses	—	(243)	—	(1,139)
Diesel gains	285	271	4,499	9,397
Other	$231	$94	$(898)	$94
	$457	$259	$5,302	$8,489
We take the view that our precious metals production should not be hedged, thereby allowing the maximum exposure to precious metal prices. However, in extreme circumstances, the Board of Directors may make exceptions to this approach. Such decisions could have material adverse effects upon our financial performance, financial position, and results of operations.

PAN AMERICAN SILVER CORP.	43

Management Discussion and Analysis
For the years ended December 31, 2022 and 2021
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)
Credit Risk
The zinc, lead, copper, and silver concentrates produced by us are sold through long-term supply arrangements to metal traders or integrated mining and smelting companies. The terms of the concentrate contracts may require us to deliver concentrate that has a value greater than the payment received at the time of delivery, thereby introducing us to credit risk of the buyers of our concentrates. Should any of these counterparties not honour our contractual arrangements, or should any of them become insolvent, we may incur losses for products already shipped and be forced to sell our concentrates in the spot market or we may not have a market for our concentrates and therefore our future operating results may be materially adversely impacted.
As at December 31, 2022, we had receivable balances associated with buyers of our concentrates of $50.3 million (2021 - $40.0 million). The vast majority of our concentrate is sold to a limited number of concentrate buyers.
Doré production is refined under long term agreements with fixed refining terms at seven separate refineries worldwide. We generally retain the risk and title to the precious metals throughout the process of refining and therefore are exposed to the risk that the refineries will not be able to perform in accordance with the refining contract and that we may not be able to fully recover our precious metals in such circumstances. For example, in November 2018, Republic, a refinery used by us, filed for bankruptcy. At the time of the bankruptcy, Republic had possession of approximately $4.9 million of our metal and we pursued a claim to collect damages. As at December 31, 2022, we had approximately $37.0 million (2021 - $52.3 million) contained in precious metal inventory at refineries. We maintain insurance coverage against the loss of precious metals at our mine sites and in-transit to refineries. The refineries bear the risk of loss after metal inventories have been delivered to them.
Refined silver and gold is sold in the spot market to various bullion traders and banks. Credit risk may arise from these activities if we are not paid for metal at the time it is delivered, as required by spot sale contracts.
We maintain trading facilities with several banks and bullion dealers for the purposes of transacting our trading activities. None of these facilities are subject to margin arrangements. Our trading activities can expose us to our counterparties’ credit risk to the extent that our trading positions have a positive mark-to-market value.
Supplier advances for products and services yet to be provided are a common practice in some jurisdictions in which we operate. These advances represent a credit risk to us to the extent that suppliers do not deliver products or perform services as expected. As at December 31, 2022, we had made $8.9 million of supplier advances (2021 - $11.2 million), which are reflected in “Trade and other receivables” on the consolidated statements of financial position.
Management constantly monitors and assesses the credit risk resulting from our concentrate sales, refining arrangements and commodity contracts. Furthermore, management carefully considers credit risk when allocating prospective sales and refining business to counterparties. In making allocation decisions, management attempts to avoid unacceptable concentration of credit risk to any single counterparty.
From time to time, we may invest in equity securities of other companies. Just as investing in Pan American is inherent with risks such as those set out in this MD&A, by investing in other companies we will be exposed to the risks associated with owning equity securities and those risks inherent in the investee companies.
Currency and Interest Rate Risk
We report our financial statements in USD; however we operate in jurisdictions that utilize other currencies. As a consequence, the financial results of our operations, as reported in USD, are subject to changes in the value of the USD relative to local currencies. Since our sales are denominated in USD and a portion of our operating costs and capital spending are in local currencies, we are negatively impacted by strengthening local currencies relative to the USD and positively impacted by the inverse. From time to time, we mitigate part of this currency exposure by accumulating local currencies, entering into contracts designed to fix or limit our exposure to changes in the value of local currencies relative to the USD, or assuming liability positions to offset financial assets subject to currency risk.

PAN AMERICAN SILVER CORP.	44

Management Discussion and Analysis
For the years ended December 31, 2022 and 2021
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)
Pan American held cash and short-term investments of $40.9 million in CAD, $3.1 million in MXN, $3.2 million in PEN, $9.3 million in ARS, $4.8 million in BOB, and $0.1 million in Guatemalan quetzales as at December 31, 2022.
At December 31, 2022, Pan American had outstanding positions on $18.0 million in foreign currency exposure of MXN purchases. The MXN positions had weighted average USD put and call exchange rates of $21.00 and $24.35, respectively, expiring between January 2023 and December 2023.
At December 31, 2022, Pan American had outstanding positions on $45.6 million in foreign currency exposure of PEN purchases. The PEN positions had a weighted average USD fixed exchange rate of $4.02, expiring between January 2023 and December 2023.
At December 31, 2022, Pan American had outstanding positions on $108.0 million in foreign currency exposure of CAD purchases. The CAD collar positions ($84.0 million of CAD purchases) had weighted average USD put and call exchange rates of $1.30 and 1.34, respectively, expiring between January 2023 and December 2023. The CAD forward contracts ($24.0 million of CAD purchases) had a weighted average USD fixed exchange rate of $1.33, expiring between January 2023 and December 2023.
The Company recorded the following derivative gains and losses on currencies for the three and twelve months ended December 31, 2022 and 2021:

	Three Months Ended December 31,		Year ended December 31,
	2022	2021	2022	2021
Mexican peso gains (losses)	$757	$372	$1,507	$(202)
Peruvian sol gains (losses)	2,510	255	3,471	(3,744)
Canadian dollar gains (losses)	2,094	753	(2,944)	851
	$5,361	$1,380	$2,034	$(3,095)
The following table illustrates the effect of changes in the exchange rate of PEN and CAD against the USD on anticipated cost of sales for 2023, excluding Yamana operations, expressed in percentage terms:
2023 Cost of Sales Exchange Rate Sensitivity

		CAD/USD
		$1.09	$1.16	$1.23	$1.30	$1.37	$1.44	$1.51
PEN/ USD	$3.30	107%	105%	104%	103%	102%	101%	100%
	$3.50	106%	104%	103%	102%	101%	100%	99%
	$3.70	105%	103%	102%	101%	100%	99%	98%
	$3.90	104%	102%	101%	100%	99%	98%	97%
	$4.10	103%	102%	100%	99%	98%	97%	96%
	$4.30	102%	101%	100%	98%	97%	97%	96%
	$4.50	102%	100%	99%	98%	97%	96%	95%
Our balance sheet contains various monetary assets and liabilities, some of which are denominated in foreign currencies. Accounting convention dictates that these balances are translated at the end of each period, with resulting adjustments being reflected as foreign exchange gains or losses on our income statement.
In addition to the foregoing, governmental restrictions and controls relating to exchange rates also impact our operations. In Argentina, for example, the government has at times established official exchange rates that were significantly different from the unofficial exchange rates more readily utilized locally to determine prices and value. Our investments in Argentina are primarily funded from outside of the country, and therefore conversion of foreign currencies, like USD, at the official exchange rate has had the effect of reducing purchasing power and substantially increasing relative costs in an already high inflationary market. Maintaining monetary assets in ARS also exposes us to the risks of ARS devaluation and high domestic inflation.
Interest rate risk is the risk that the fair values and future cash flows of the Company will fluctuate because of changes in market interest rates. As previously discussed in the “Liquidity and Capital Resource” section of this

PAN AMERICAN SILVER CORP.	45

Management Discussion and Analysis
For the years ended December 31, 2022 and 2021
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)
MD&A , the borrowing costs under the SL-Credit Facility are based on the Company's leverage ratio subject to pricing adjustments based on the Company's sustainability performance scores at various interest rates.
The following table illustrates the effect of changes in interest rate against our outstanding SL-Credit Facility debt:
2023 Interest Rate Sensitivity

		Interest Rate
		1%	2%	3%	4%	5%	6%	7%
Outstanding SL-Credit Facility Debt	$100,000	$1,000	$2,000	$3,000	$4,000	$5,000	$6,000	$7,000
	$200,000	$2,000	$4,000	$6,000	$8,000	$10,000	$12,000	$14,000
	$300,000	$3,000	$6,000	$9,000	$12,000	$15,000	$18,000	$21,000
Liquidity Risk
Liquidity risk is the risk that we will not be able to meet our financial obligations as they come due. The volatility of the metals markets can impact our ability to forecast cash flow from operations.
We must maintain sufficient liquidity to meet our short-term business requirements, taking into account our anticipated cash flows from operations, our holdings of cash and cash equivalents, and committed loan facilities.
We manage our liquidity risk by continuously monitoring forecasted and actual cash flows. We have in place a rigorous reporting, planning and budgeting process to help determine the funds required to support our normal operating requirements on an ongoing basis and our expansion plans. We continually evaluate and review capital and operating expenditures in order to identify, decrease, and limit all non-essential expenditures.
We are required to use a portion of our cash flow to service principal and interest on debt, which will limit the cash flow available for other business opportunities. We also maintain and enter into intercompany credit arrangements with our subsidiaries in the normal course. Our ability to make scheduled principal payments, pay interest on or refinance our indebtedness depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Unexpected delays in production, the suspension of our mining licenses, or other operational problems could impact our ability to service the debt and make necessary capital expenditures when the debt becomes due. If we are unable to generate such cash flow to timely repay any debt outstanding, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.
While we have paid dividends to our shareholders for many years, the payment of dividends is impacted by our cash flows and liquidity situation. The payment of any future dividends is at the discretion of our Board of Directors after taking into account many factors, including availability of and sources of cash, future anticipated funding needs, our debt position, general and regional economic conditions, and expectations with respect to operational matters such as anticipated metals production and metals prices. There can be no assurance that dividends will continue to be paid in the future or on the same terms as are currently paid by Pan American.
Claims and Legal Proceedings
Pan American is subject to various claims and legal proceedings covering a wide range of matters that arise in the ordinary course of business activities. The nature, assessment and management of such claims are described in this section, and in Note 31 to the Company's 2022 Annual Financial Statements. There were no significant changes to those risks or to the Company's management of exposure to those risks during the three months ended December 31, 2022.
Many of these claims are from current or ex-employees, or employees of former or current owners of our operations such as the Quiruvilca-related claims in Peru, which could in the aggregate, be of significant value, and include alleged improper dismissals, workplace illnesses, such as silicosis, and claims for additional profit-sharing

PAN AMERICAN SILVER CORP.	46

Management Discussion and Analysis
For the years ended December 31, 2022 and 2021
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)
and bonuses in prior years. In some cases, we may also be subject to collective settlement obligations with our employees and contractors relating to closures of our operations, and such obligations may be significant.
We may also become subject to class action lawsuits. For example, in mid-2017, Tahoe, which was acquired by us in late February 2019, and certain of its former directors and officers became the subject of three purported class action lawsuits filed in the United States that center primarily around alleged misrepresentations. These U.S. class action lawsuits were later consolidated into one class action suit that is ongoing in Nevada. In October 2018, Tahoe learned that a similar proposed class action lawsuit had been filed against Tahoe and its former chief executive officer in the Superior Court of Ontario. These lawsuits seek significant damages. We have disputed the allegations made in these suits, however, and while a successful resolution of these lawsuits is anticipated, the outcomes are not determinable at this time.
In early May 2021, PAS Guatemala and the Guatemala Ministry of Energy and Mines were served with legal proceedings that were originated in the Constitutional Court of Guatemala by a small group of residents and landowners, or alleged residents and landowners, from the La Cuchilla community near the Escobal mine claiming that prior mining activities damaged their lands. Currently, operations at Escobal are suspended pending the completion of the government-led ILO 169 consultation process. Nevertheless, the action seeks injunctive relief to prevent future mining activities at Escobal. The claim against the Guatemala Ministry of Energy and Mines has subsequently been denied and the claims against PAS Guatemala is pending determination by the Constitutional Court. While we believe that the claims against PAS Guatemala are procedurally and substantively flawed and without merit, the outcome of this proceeding cannot be determined at this time.
As reported in our Annual Information Form dated February 22, 2023, certain individuals have asserted community rights and land ownership over a portion of the La Colorada mine’s surface lands in the Agrarian Courts of Mexico. They have also initiated a process before the Secretariat of Agrarian, Territorial and Urban Development (“SEDATU”) in Zacatecas to declare such lands as national property. In 2019, we filed a legal challenge (amparo) against this process and obtained an injunction to protect our ownership of these surface rights pending the outcome of the challenge and a further review by SEDATU. Our challenge was dismissed on October 25, 2021, primarily on the basis that no final declaration of national lands had yet been made by SEDATU that would affect our property rights. We have appealed this dismissal and we will continue to oppose the SEDATU process. While we believe that we hold proper title to the surface lands in question, if we are unable to maintain, or maintain access to, those surface rights, there could be material adverse impacts on the La Colorada mine’s future mining operations.
We may also be subject to proceedings in our commercial relationships. While we would, where available and appropriate to do so, defend against any such allegations, if we are unsuccessful in our defense of these claims, we may be subject to significant losses.
Each of these matters is subject to various uncertainties and it is possible that some of these matters may be resolved unfavourably against us. We establish provisions for matters that are probable and can be reasonably estimated. We also carry liability insurance coverage, however, such insurance does not cover all risks to which we might be exposed and in other cases, may only partially cover losses incurred by us. In addition, we may be involved in disputes with other parties in the future that may result in litigation, which could have a material adverse effect on our financial or operating position, cash flow and results of operations.
COVID-19 and Other Pandemics
Since the outbreak of the coronavirus (COVID-19) in late 2019, it has spread into areas where we have operations and where our offices are located. In 2020, government efforts to curtail the spread of COVID-19 resulted in the temporary suspensions of our operations in Mexico, Peru, Argentina and Bolivia, and in response we reduced throughput at our operations in order to enhance physical distancing and protect our personnel and the community. The spread of COVID-19 impacted our employees and contractors, not only as it related to potential health concerns, but also in terms of limitations on movement, availability of food and other goods, and personal well-being, among others. Our suppliers and service providers were also impacted.

PAN AMERICAN SILVER CORP.	47

Management Discussion and Analysis
For the years ended December 31, 2022 and 2021
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)
While COVID-19 had significant, direct impacts on our operations, our business, our workforce, and our production, the extent to which COVID-19 will continue to impact our operations will depend on future developments which are highly uncertain and cannot be predicted with confidence. These future developments include, but are not limited to, the duration of any outbreak, new information that may emerge concerning the severity of COVID-19, including variants of the disease, and the actions taken to contain COVID-19 or treat it. The imposition of future governmental restrictions and health and safety protocols could improve or worsen relative to our assumptions, depending on how each jurisdiction manages potential outbreaks of COVID-19, the development and adequate supply of vaccines, and the effectiveness of such vaccines.
Moreover, the continued presence of, or spread, of COVID-19, and any future emergence and spread of COVID-19 mutations or other pathogens, globally may have material adverse effects on the economies and financial markets of many countries, including those we operate in, resulting in an economic downturn that could have significant impacts on commodity prices, demand for metals, investor confidence, and general financial market liquidity, all of which may adversely affect our business and the market price of our Common Shares. In addition, such a pandemic could also impact our ability to raise capital, cause continued interest rate volatility that could make obtaining financing or refinancing our debt obligations more challenging or more expensive (if such financing is available at all), and result in any operations affected by coronavirus or other pathogens becoming subject to quarantine or shut down. Such effects would not only affect our business and results of operations, but also the operations of our suppliers, contractors and service providers, including smelter and refining service providers, and the demand for our production. Inflationary pressures relating to COVID-19 global financial support measures and current supply chain challenges continue to have both direct and indirect impacts on our costs to operate, which could have a material impact on our financial results. Any of these developments, and others, could have a material adverse effect on our business and results of operations.
Climate Change
There is significant evidence of the effects of climate change on our planet and an intensifying focus on addressing these issues. The Company recognizes that climate change is a global challenge that may have both favorable and adverse effects on our business in a range of possible ways. Mining and processing operations are energy intensive and result in a carbon footprint either directly or through the purchase of fossil-fuel based electricity. As such, the Company is impacted by current and emerging policy and regulation relating to greenhouse gas emission levels, energy efficiency, and reporting of climate change related risks. While some of the costs associated with reducing emissions may be offset by increased energy efficiency, technological innovation, or the increased demand for our metals as part of technological innovations, the current regulatory trend may result in additional transition costs at some of our operations. Governments are introducing climate change legislation and treaties at the international, national, and local levels, and regulations relating to emission levels and energy efficiency are evolving and becoming more rigorous. Current laws and regulatory requirements are not consistent across the jurisdictions in which we operate, and regulatory uncertainty is likely to result in additional complexity and cost in our compliance efforts. Public perception of mining is, in some respects, negative and there is increasing pressure to curtail mining in many jurisdictions as a result, in part, of perceived adverse effects of mining on the environment.
Concerns around climate change may also affect the market price of our shares as institutional investors and others may divest interests in industries that are thought to have more environmental impacts. While we are committed to operating responsibly and reducing the negative effects of our operations on the environment, our ability to reduce emissions, energy and water usage by increasing efficiency and by adopting new innovation is constrained by technological advancement, operational factors and economics. Adoption of new technologies, the use of renewable energy, and infrastructure and operational changes necessary to reduce water usage may also increase our costs significantly. Concerns over climate change, and our ability to respond to regulatory requirements and societal expectations, may have significant impacts on our operations and on our reputation, and may even result in reduced demand for our products.

PAN AMERICAN SILVER CORP.	48

Management Discussion and Analysis
For the years ended December 31, 2022 and 2021
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)
The physical risks of climate change could also adversely impact our operations. These risks include, among other things, extreme weather events, resource shortages, changes in rainfall and in storm patterns and intensities, water shortages, changing sea levels and extreme temperatures. Climate-related events such as mudslides, floods, droughts and fires can have significant impacts, directly and indirectly, on our operations and could result in damage to our facilities, disruptions in accessing our sites with labour and essential materials or in shipping products from our mines, risks to the safety and security of our personnel and to communities, shortages of required supplies such as fuel and chemicals, inability to source enough water to supply our operations, and the temporary or permanent cessation of one or more of our operations. There is no assurance that we will be able to successfully anticipate, respond to, or manage the risks associated with physical climate change events and impacts, and this may result in material adverse consequences to our business and to our financial results.

SIGNIFICANT ACCOUNTING POLICIES, STANDARDS AND JUDGEMENTS
In preparing financial statements in accordance with IFRS, management is required to make estimates and assumptions that affect the amounts reported in the consolidated financial statements. These critical accounting estimates represent management estimates and judgments that are uncertain, and any changes in these could materially impact the Company’s financial statements. Management continuously reviews its estimates, judgments and assumptions using the most current information available. The significant judgments and key sources of estimation uncertainty in the application of accounting policies are described in Note 5 and Note 6 of the 2022 Annual Financial Statements, respectively.
Readers should also refer to Note 3 of the 2022 Annual Financial Statements, for the Company’s summary of significant accounting policies.
Changes in Accounting Standards
Certain new accounting standards and interpretations have been published that are not mandatory for the current period and have not been early adopted.
Presentation of Financial Statements (Amendment to IAS 1)
The amendments to IAS 1, clarifies the presentation of liabilities. The classification of liabilities as current or non-current is based on contractual rights that are in existence at the end of the reporting period and is affected by expectations about whether an entity will exercise its right to defer settlement. A liability not due over the next twelve months is classified as non-current even if management intends or expects to settle the liability within twelve months. The amendment also introduces a definition of ‘settlement’ to make clear that settlement refers to the transfer of cash, equity instruments, other assets, or services to the counterparty. The amendment issued in October 2022 also clarifies how conditions with which an entity must comply within twelve months after the reporting period affect the classification of a liability. The amendments are effective for annual reporting periods beginning on or after January 1, 2024. The implementation of this amendment is not expected to have a material impact on the Company.
Deferred Tax related to Assets and Liabilities arising from a Single Transaction (Amendments to IAS 12)
The amendment clarifies that the initial recognition exemption does not apply to transactions in which equal amounts of deductible and taxable temporary differences arise on initial recognition. The amendment is effective for annual reporting periods beginning on or after January 1, 2023. Early application is permitted. This amendment is not expected to have a material impact on the Company.
Disclosure of Accounting Policies (Amendments to IAS 1 and IFRS Practice Statement 2)
The amendments require that an entity discloses its material accounting policies, instead of its significant accounting policies. Further amendments explain how an entity can identify a material accounting policy. Examples of when an accounting policy is likely to be material are added. To support the amendment, the IASB has also developed guidance and examples to explain and demonstrate the application of the ‘four-step materiality process’ described in IFRS Practice Statement 2. The amendments are effective for annual reporting periods

PAN AMERICAN SILVER CORP.	49

Management Discussion and Analysis
For the years ended December 31, 2022 and 2021
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)
beginning on or after January 1, 2023. The Company is currently evaluating the impact of the amendment on its financial statements.

SUBSEQUENT EVENTS
Acquisition of Yamana
The Company has agreed to acquire of all of the issued and outstanding common shares of Yamana ("Yamana Shares") following the sale by Yamana of its Canadian assets, including certain subsidiaries and partnerships which hold Yamana’s interests in the Canadian Malartic mine, to Agnico Eagle. Please refer to the "Yamana Gold Inc. Transaction" section of the MD&A.
Pursuant to the Transaction, shareholders of Yamana will receive for each Yamana Share held: (i) 0.1598 of a common share of the Company; (ii) 0.0376 of a common share of Agnico Eagle; and (iii) $1.0406 in cash to be paid by Agnico Eagle. The aggregate consideration payable to Yamana shareholders consists of up to approximately 156.9 million common shares of the Company; approximately 36.6 million common shares of Agnico Eagle; and $1.0 billion in cash contributed by Agnico Eagle. The aggregate consideration represents a value of $4.8 billion or $5.02 per Yamana Share, based on the closing price of Pan American’s and Agnico Eagle’s shares on November 3, 2022, the day prior to the announcement of the proposed Transaction.
Under the terms of the Transaction, the Company funded $150 million in cash to Yamana to pay a portion of a termination fee payable to Gold Fields Limited ("Gold Fields") in connection with the now terminated arrangement agreement between Yamana and Gold Fields. To fund this payment and other transaction and integration costs during the fourth quarter of 2022, the Company drew proceeds of $160 million from its SL-Credit Facility.
The Transaction received shareholder approval from the Company’s shareholders and Yamana’s shareholders on January 31, 2023. In addition, on February 6, 2023 the Company received the required court order with respect to the Transaction from the Ontario Superior Court of Justice. The Transaction remains subject to approval from the Mexican Federal Economic Competition Commission and satisfaction or waiver of certain other closing conditions. The Transaction is expected to close in the first quarter of 2023.
The Transaction would, if completed, contribute low-cost production growth and long-life mineral reserves, and result in the Company increasing its portfolio of assets to 11 operating mines. The Transaction would be estimated to meaningfully increase silver and gold production and would be expected to enhance the Company’s overall financial position and improve its ability to internally fund its growth projects.
Pan American would assume Yamana’s obligations with respect to its August 2021 senior notes with an outstanding balance of $500 million and interest rate of 2.63% due in August 2031 and the December 2017 senior notes with an outstanding balance of $282.9 million and interest rate of 4.625% due in December 2027 (the “Notes”). The Notes contain certain change of control provisions, the triggering of which would result in a mandatory repurchase of the Notes in accordance with their terms. The Company does not currently expect that the change of control provisions would be triggered. However, to support the Company’s potential financial requirements and provide financial flexibility and liquidity in connection with the Transaction, the Company has, nonetheless, obtained a commitment from a Canadian chartered bank to provide, on a fully underwritten basis, an increase to the total committed credit available to the Company from $500.0 million to $1,250.0 million.
There can be no assurance as to the completion of the Transaction.
Disposal of Maverix
On January 19, 2023, Triple Flag Precious Metals Corp. ("Triple Flag") and Maverix completed a plan of arrangement in which Triple Flag issued a total of 45.1 million common shares and $86.7 million in cash to former Maverix shareholders. As a result, the Company received $58.8 million in cash and 3,954,471 Triple Flag shares in exchange for its interest in Maverix comprised of 25,974,571 common shares. On January 26, 2023, the Company sold its entire interest in Triple Flag for net proceeds of $46.5 million after $1.3 million in commission fees.

PAN AMERICAN SILVER CORP.	50

Management Discussion and Analysis
For the years ended December 31, 2022 and 2021
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)

DISCLOSURE AND INTERNAL CONTROL PROCEDURES
Pan American’s management considers the meaning of internal control to be the processes established by management to provide reasonable assurance about the achievement of the Company’s objectives regarding operations, reporting and compliance. Internal control is designed to address identified risks that threaten any of these objectives.
Disclosure controls and procedures (“DC&P”)
Our Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”) are responsible for establishing and maintaining adequate DC&P. Under the supervision and with the participation of our CEO and CFO, we evaluated the effectiveness of the design and operation of our DC&P in accordance with requirements of National Instrument 52-109 of the Canadian Securities Commission (“NI 52-109”) and the Sarbanes Oxley Act of 2002 (as adopted by the Securities and Exchange Commission ("SEC")).
As of December 31, 2022, based on the evaluation, our CEO and CFO concluded that our DC&P were effective to ensure that information required to be disclosed by us in reports we file or submit is recorded, processed, summarized and reported within the time periods specified in securities legislation and is accumulated and communicated to our management, including our CEO and CFO.
Internal control over financial reporting (“ICFR”)
Our CEO and CFO are responsible for establishing and maintaining adequate ICFR. Under the supervision and with the participation of our CEO and CFO, we evaluated the effectiveness of our ICFR as of December 31, 2022 based upon the Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on the evaluation, our CEO and CFO concluded that our ICFR was effective as of December 31, 2022. Management reviewed the results of management’s evaluation with the Audit Committee of the Board.
The effectiveness of the Company’s ICFR as of December 31, 2022 has been audited by Deloitte LLP, Independent Registered Public Accounting Firm as stated in their report immediately preceding the Company’s 2022 Annual Financial Statements.
Changes in ICFR
There has been no change in the Company’s ICFR during the three and twelve month periods ended December 31, 2022 that has materially affected, or is reasonably likely to materially affect, its ICFR.
Inherent limitations of controls and procedures
All internal control systems, no matter how well designed, have inherent limitations. As a result, even systems determined to be effective may not prevent or detect misstatements on a timely basis, as systems can provide only reasonable assurance that the objectives of the control system are met. In addition, projections of any evaluation of the effectiveness of ICFR to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may change.

PAN AMERICAN SILVER CORP.	51

Management Discussion and Analysis
For the years ended December 31, 2022 and 2021
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)

MINERAL RESERVES AND MINERAL RESOURCES

Pan American Silver Corporation Mineral Reserves as of June 30, 2022(1,2)
Property	Location	Classification	Tonnes (Mt)	Ag (g/t)	Contained Ag (Moz)	Au (g/t)	Contained Au (koz)	Cu (%)	Pb (%)	Zn (%)
Silver Segment
Huaron	Peru	Proven	7.0	169	38.1			0.54	1.51	2.97
		Probable	3.9	167	21.1			0.30	1.63	2.97
Morococha (92.3%)(3)	Peru	Proven	3.3	156	16.6			0.44	1.31	3.95
		Probable	3.3	158	16.6			0.32	1.43	3.78
La Colorada	Mexico	Proven	3.8	340	41.5	0.23	27.5		1.13	2.02
		Probable	6.2	303	59.9	0.18	36.0		1.12	1.97
Manantial Espejo	Argentina	Proven	0.3	250	2.4	2.35	22.8
		Probable	0.1	246	0.9	3.06	10.8
San Vicente (95%)(3)	Bolivia	Proven	1.1	314	10.8			0.25	0.29	3.55
		Probable	0.6	289	5.2			0.25	0.32	2.98
Joaquin	Argentina	Proven	0.1	401	1.6	0.24	1.0
		Probable	—	575	0.6	0.31	0.3
Escobal	Guatemala	Proven	2.5	486	39.5	0.42	34.2		1.02	1.75
		Probable	22.1	316	225.0	0.34	243.8		0.77	1.25
Total Silver Segment(4)			54.3	275	479.7	0.33	376.3	0.41	1.06	2.14
Gold Segment
La Arena	Peru	Proven	20.5			0.38	251.4
		Probable	21.8			0.27	191.8
Dolores	Mexico	Proven	12.9	21	8.6	0.57	235.4
		Probable	4.1	18	2.4	0.6	77.7
Shahuindo(5)	Peru	Proven	58.9	8	15.3	0.51	971.3
		Probable	45.3	6	8.8	0.41	604.2
Timmins	Canada	Proven	5.3			2.89	491.0
		Probable	4.9			2.74	432.5
Total Gold Segment(4)			173.6	9	35.1	0.58	3,255.2
Total Gold and Silver Segments(4)		Proven + Probable	228.0	91	514.9	0.54	3,631.5	0.41	1.06	2.14
(1)See table below entitled “Metal price assumptions used to estimate mineral reserves and resources as at June 30, 2022”.
(2)Mineral reserve estimates were prepared under the supervision of, or were reviewed by, Christopher Emerson, FAusIMM, Vice President Business Development and Geology, and Martin G. Wafforn, P.Eng., Senior Vice President Technical Services and Process Optimization, each of whom are Qualified Persons as that term is defined in NI 43-101.
(3)This information represents the portion of mineral reserves attributable to Pan American based on its ownership interest in the operating entity as indicated.
(4)Totals may not add up due to rounding. Total average grades of each element are with respect to those mines that produce the element.
(5)Effective date for the Shahuindo mineral reserve estimate is November 30, 2022.

PAN AMERICAN SILVER CORP.	52

Management Discussion and Analysis
For the years ended December 31, 2022 and 2021
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)

Pan American Silver Corporation Measured and Indicated Mineral Resources as of June 30, 2022(1,2)
Property	Location	Classification	Tonnes (Mt)	Ag (g/t)	Contained Ag (Moz)	Au (g/t)	Contained Au (koz)	Cu (%)	Pb (%)	Zn (%)
Silver Segment
Huaron	Peru	Measured	2.1	163	10.9			0.42	1.58	3.05
		Indicated	2.4	166	12.7			0.40	1.71	2.92
Morococha (92.3%)(3)	Peru	Measured	0.6	130	2.7			0.64	0.79	2.59
		Indicated	0.7	124	3.0			0.61	0.74	2.37
La Colorada	Mexico	Measured	1.9	216	13.0	0.14	8.2		0.76	1.30
		Indicated	3.4	191	20.8	0.17	18.0		0.95	1.65
La Colorada Skarn(4)	Mexico	Indicated	95.9	31	94.4				1.28	2.77
Manantial Espejo	Argentina	Measured	0.2	158	1.1	1.79	11.9
		Indicated	0.7	264	5.8	2.94	63.9
COSE	Argentina	Indicated	0.1	349	1.3	0.29	1.0
Joaquin	Argentina	Indicated	0.4	329	4.2	0.26	3.3
San Vicente (95%)(3)	Bolivia	Measured	0.9	191	5.7			0.20	0.22	2.35
		Indicated	0.3	188	2.1			0.20	0.21	2.60
Navidad	Argentina	Measured	15.4	137	67.8			0.10	1.44
		Indicated	139.8	126	564.5			0.04	0.79
Escobal	Guatemala	Measured	2.3	251	18.6	0.23	16.7		0.31	0.59
		Indicated	14.2	201	91.6	0.20	93.0		0.38	0.66
Total Silver Segment(5)			281.3	102	920.1	0.29	216.2	0.06	0.98	2.44
Gold Segment
Dolores	Mexico	Measured	2.1	30	2.1	0.53	36.5
		Indicated	0.8	57	1.5	1.13	29.7
La Bolsa	Mexico	Measured	10.8	10	3.5	0.70	242.8
		Indicated	10.6	8	2.7	0.54	184.3
Pico Machay	Peru	Measured	4.7			0.91	137.5
		Indicated	5.9			0.67	127.1
La Arena	Peru	Measured	0.8			0.16	4
		Indicated	2.1			0.17	11.9
Shahuindo(6)	Peru	Measured	8.3	5	1.3	0.29	76.7
		Indicated	13.2	4	1.8	0.23	98.1
Timmins	Canada	Measured	3.4			3.32	357.6
		Indicated	4.5			3.08	449.6
La Arena II	Peru	Measured	148.9			0.25	1209.7	0.39
		Indicated	547.5			0.23	4070	0.37
Whitney (82.84%)(3)	Canada	Measured	0.8			7.02	180.7
		Indicated	1.9			6.77	406.3
Gold River	Canada	Indicated	0.7			5.29	117.4
Marlhill	Canada	Indicated	0.4			4.52	57.4
Vogel	Canada	Indicated	2.2			1.75	125.0
Total Gold Segment(5)			769.7	9	12.9	0.32	7,922.2	0.38
Total Gold and Silver Segments(5)		Measured + Indicated	1,051.1	89	933.0	0.32	8,138.4	0.32	0.98	2.44
(1)See table below entitled “Metal price assumptions used to estimate mineral reserves and resources as at June 30, 2022”.
(2)Mineral reserve estimates were prepared under the supervision of, or were reviewed by, Christopher Emerson, FAusIMM, Vice President Business Development and Geology, and Martin G. Wafforn, P.Eng., Senior Vice President Technical Services and Process Optimization, each of whom are Qualified Persons as that term is defined in NI 43-101.
(3)This information represents the portion of mineral reserves attributable to Pan American based on its ownership interest in the operating entity as indicated.
(4)Effective date for the La Colorada Skarn mineral resource estimate is September 13, 2022.

PAN AMERICAN SILVER CORP.	53

Management Discussion and Analysis
For the years ended December 31, 2022 and 2021
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)
(5)Totals may not add up due to rounding. Total average grades of each element are with respect to those mines that produce the element.
(6)Effective date for the Shahuindo mineral reserve estimate is November 30, 2022.

Pan American Silver Corporation Inferred Mineral Resources as of June 30, 2022(1,2)
Property	Location	Classification	Tonnes (Mt)	Ag (g/t)	Contained Ag (Moz)	Au (g/t)	Contained Au (koz)	Cu (%)	Pb (%)	Zn (%)
Silver Segment
Huaron	Peru	Inferred	7.2	155	36.1			0.26	1.47	2.73
Morococha (92.3%)(3)	Peru	Inferred	5.2	143	24.0			0.35	1.28	3.74
La Colorada	Mexico	Inferred	14.9	195	93.9	0.20	98.4		1.05	1.89
La Colorada Skarn(4)	Mexico	Inferred	147.8	28	132.9				1.04	2.29
Manantial Espejo	Argentina	Inferred	0.5	180	3.1	1.71	29.4
San Vicente (95%)(3)	Bolivia	Inferred	2.9	249	23.3			0.21	0.29	2.65
Navidad	Argentina	Inferred	45.9	81	119.4			0.02	0.57
Joaquin	Argentina	Inferred	0.2	282	1.6	0.23	1.3
Escobal	Guatemala	Inferred	1.9	180	10.7	0.90	53.7		0.22	0.42
Total Silver Segment(5)			226.6	61	445.1	0.32	182.7	0.09	0.95	2.31
Gold Segment
Dolores	Mexico	Inferred	2.5	29	2.4	0.92	74.4
La Bolsa	Mexico	Inferred	13.7	8	3.3	0.51	224.6
Pico Machay	Peru	Inferred	23.9			0.58	445.7
La Arena	Peru	Inferred	6.0			0.22	42.3
Shahuindo(6)	Peru	Inferred	14.6	8	3.7	0.41	194.5
Timmins	Canada	Inferred	4.4			3.11	436.5
La Arena II	Peru	Inferred	54.7			0.23	413.2	0.29
Whitney (82.84%)	Canada	Inferred	0.8			5.34	141.4
Gold River	Canada	Inferred	5.3			6.06	1027.4
Vogel	Canada	Inferred	1.5			3.60	168.8
Total Gold Segment(5)			127.4	10	9.5	0.77	3,168.9	0.29
Total Gold and Silver Segments(5)		Inferred	354.0	55	454.5	0.72	3,351.6	0.18	0.95	2.31
(1)See table below entitled “Metal price assumptions used to estimate mineral reserves and resources as at June 30, 2022”.
(2)Mineral reserve estimates were prepared under the supervision of, or were reviewed by, Christopher Emerson, FAusIMM, Vice President Business Development and Geology, and Martin G. Wafforn, P.Eng., Senior Vice President Technical Services and Process Optimization, each of whom are Qualified Persons as that term is defined in NI 43-101.
(3)This information represents the portion of mineral reserves attributable to Pan American based on its ownership interest in the operating entity as indicated.
(4)Effective date for the La Colorada Skarn mineral resource estimate is September 13, 2022.
(5)Totals may not add up due to rounding. Total average grades of each element are with respect to those mines that produce the element.
(6)Effective date for the Shahuindo mineral reserve estimate is November 30, 2022.

PAN AMERICAN SILVER CORP.	54

Management Discussion and Analysis
For the years ended December 31, 2022 and 2021
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)

Metal Price Assumptions Used to Estimate Mineral Reserves and Mineral Resources as of June 30, 2022
Property	Category	Ag US$/oz	Au US$/oz	Cu US$/t	Pb US$/t	Zn US$/t
Huaron	All categories	19.00	1,300	7,000	2,000	2,600
Morococha	All categories	19.00	1,300	7,000	2,000	2,600
La Colorada	All categories	19.00	1,300	7,000	2,000	2,600
La Colorada Skarn	All categories	22.00		7,000	2,200	2,800
Dolores	Reserves	19.00	1,600
	Resources	22.00	1,700
La Bolsa	All categories	14.00	825
Manantial Espejo	Reserves	19.00	1,500
	Resources	22.00	1,700
San Vicente	All categories	19.00	1,300	7,000	2,000	2,600
Navidad	All categories	12.52			1,100
Pico Machay	All categories		700
Joaquin	Reserves	19.00	1,500
	Resources	22.00	1,700
Escobal	All categories	20.00	1,300		2,204	2,424
Shahuindo	Reserves	19.00	1,500
	Resources	22.00	1,700
La Arena	Reserves	19.00	1,500
	Resources	22.00	1,700
La Arena II	All categories		1,500	8,816
Timmins	All categories		1,500
Whitney	All categories		1,200
Gold River	All categories		1,200
Marlhill	All categories		1,125
Vogel	Inside pit		1,150
	Below pit		1,150
General Notes Applicable to the Foregoing Tables:
Mineral reserves and resources are as defined by the Canadian Institute of Mining, Metallurgy and Petroleum.
Pan American reports mineral resources and mineral reserves separately. Reported mineral resources do not include amounts identified as mineral reserves. Mineral resources that are not mineral reserves have no demonstrated economic viability.
Pan American does not expect these mineral reserve and resource estimates to be materially affected by metallurgical, environmental, permitting, legal, taxation, socio-economic, political, and marketing or other relevant issues.
See the Company's Annual Information Form dated February 22, 2023, available at www.sedar.com for further information on the Company's material mineral properties, including information concerning associated QA/QC and data verification matters, the key assumptions, parameters and methods used by the Company to estimate mineral reserves and mineral resources, and for a detailed description of known legal, political, environmental, and other risks that could materially affect the Company's business and the potential development of the Company's mineral reserves and resources.
Quantities of contained metal are shown before metallurgical recoveries.
Scientific and technical information contained in this MD&A has been reviewed and approved by Martin Wafforn, P.Eng., Senior Vice President Technical Services and Processing Optimization, and Christopher Emerson, FAusIMM, Vice President Business Development and Geology, each of whom are Qualified Persons, as the term is defined in NI 43-101.
For more detailed information regarding the Company’s material mineral properties and technical information related thereto, including a complete list of current technical reports applicable to such properties, please refer to the Company’s Annual Information Form dated February 22, 2023, filed at www.sedar.com or the Company’s most recent Form 40-F filed with the SEC.
Cautionary Note Regarding Forward-Looking Statements and Information
Certain of the statements and information in this MD&A constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of applicable Canadian provincial

PAN AMERICAN SILVER CORP.	55

Management Discussion and Analysis
For the years ended December 31, 2022 and 2021
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)
securities laws relating to the Company and its operations. All statements, other than statements of historical fact, are forward-looking statements. When used in this MD&A, the words, “will”, “believes”, “expects”, “intents”, “plans”, “forecast”, “objective”, “guidance”, “outlook”, “potential”, “anticipated”, “budget”, and other similar words and expressions, identify forward-looking statements or information. These forward-looking statements or information relate to, among other things: future financial or operational performance; the expected timing for release of forecasts for 2023, including our estimated production of silver, gold and other metals forecasted, and for our estimated Cash Costs, AISC, capital and exploration, mine operation, general and administrative, care and maintenance expenditures; future anticipated prices for gold, silver and other metals and assumed foreign exchange rates; the impacts of inflation on Pan American and its operations; the closing of the Yamana Transaction in the first quarter of 2023; whether Pan American is able to maintain a strong financial condition and have sufficient capital, or have access to capital through the SL-Credit Facility or otherwise, to sustain our business and operations; the timing and outcome with respect to Pan American's environmental, social and governance activities, and Pan American's corporate social responsibility activities and our reporting in respect thereof; the anticipated completion of the Transaction, the timing for the same, and any expected benefit there from; the acquisition of additional assets upon completion of the Transaction; the duration and effect of the suspensions of operations of the Escobal mine, as well as the nature of and continuation of the constitutional court-mandated ILO 169 consultation process in Guatemala, and the timing and, if applicable, completion thereof; certain legal proceedings that were originated in the Constitutional Court of Guatemala relating to the Escobal mine; the SEDATU process with respect to a portion of the La Colorada mine’s surface lands; the timing and success of site infrastructure upgrades at the La Colorada mine; the ability of Pan American to successfully complete any capital projects, the expected economic or operational results derived from those projects, and the impacts of any such projects on Pan American; the future results of our exploration activities, including with respect to the skarn exploration program at La Colorada; anticipated mineral reserves and mineral resources; the costs associated with the Company's decommissioning obligations; the Company’s plans and expectations for its properties and operations; and expectations with respect to the future anticipated impact of COVID-19 on our operations.
These forward-looking statements and information reflect the Company’s current views with respect to future events and are necessarily based upon a number of assumptions and estimates that, while considered reasonable by the Company, are inherently subject to significant operational, business, economic, competitive, political, regulatory, and social uncertainties and contingencies. These assumptions, some of which are described in the “Risks and Uncertainties” section of this MD&A, include: our ability to receive all required regulatory approvals and then close the Transaction; our ability to implement environmental, social and governance activities; tonnage of ore to be mined and processed; ore grades and recoveries; prices for silver, gold and base metals remaining as estimated; currency exchange rates remaining as estimated; capital, decommissioning and reclamation estimates; our mineral reserve and mineral resource estimates and the assumptions upon which they are based; prices for energy inputs, labour, materials, supplies and services (including transportation); no labour-related disruptions at any of our operations; no unplanned delays or interruptions in scheduled production; protection of our interests against claims and legal proceedings; all necessary permits, licenses and regulatory approvals for our operations are received in a timely manner and can be maintained; the world-wide economic and social impact of COVID-19 is managed and the duration and extent of the coronavirus pandemic is minimized or not long-term; the management of COVID-19 in each jurisdiction; and our ability to comply with environmental, health and safety laws, particularly given the potential for modifications and expansion of such laws. The foregoing list of assumptions is not exhaustive.
The Company cautions the reader that forward-looking statements and information involve known and unknown risks, uncertainties and other factors that may cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements or information contained in this MD&A and the Company has made assumptions and estimates based on or related to many of these factors. Such factors include, without limitation: fluctuations in silver, gold, and base metal prices; fluctuations in prices for energy inputs; fluctuations in currency markets (such as the PEN, MXN, ARS, BOL, GTQ and CAD versus the USD); risks related to the technological and operational nature of the Company’s business; changes in national and local government, legislation, taxation, controls or regulations and political, legal or economic developments in Canada, the United States, Mexico, Peru, Argentina, Bolivia, Guatemala or other countries where the Company may carry on business, some of which might prevent or cause the suspension or discontinuation of mining activities, including the risk of expropriation related to certain of our operations, particularly in Argentina and Bolivia and risks related to the constitutional court-mandated ILO 169 consultation process in Guatemala; risks and hazards associated with the business of mineral exploration, development and mining (including environmental hazards, industrial accidents, unusual or unexpected geological or structural formations, pressures, cave-ins and flooding); risks relating to the credit worthiness or financial condition of suppliers, refiners and other parties with whom the Company does business; inadequate insurance, or inability to obtain insurance, to cover these risks and hazards; employee relations; relationships with and claims by the local communities and indigenous populations; availability and increasing costs associated with mining inputs and labour; the Company’s ability to secure our mine sites or maintain access to our mine sites due to criminal activity, violence, or civil and labour unrest; the speculative nature of mineral exploration and development, including the risk of obtaining or retaining necessary licenses and permits; challenges to, or difficulty in maintaining, the Company’s title to properties and continued ownership thereof; diminishing quantities or grades of mineral reserves as properties are mined; global financial conditions; the Company’s ability to complete and successfully integrate acquisitions, including in connection with the Transaction, and to mitigate other business combination risks; the actual results of current exploration activities, conclusions of economic evaluations, and changes in project parameters to deal with unanticipated economic or other factors; increased competition in the mining industry for properties, equipment, qualified personnel, and their costs; having sufficient cash to pay obligations as they come due; the duration and effects of the coronavirus and COVID-19 variants, and any other epidemics or pandemics on our operations and workforce, and their effects on global economies and society; and those factors identified under the caption “Risks Related to Pan American’s Business” in the Company’s most recent Form 40-F and Annual Information Form filed with the United States Securities and Exchange Commission and Canadian provincial securities regulatory authorities, respectively. Although the Company has attempted to identify important factors that could cause actual results to differ

PAN AMERICAN SILVER CORP.	56

Management Discussion and Analysis
For the years ended December 31, 2022 and 2021
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)
materially, there may be other factors that cause results not to be as anticipated, estimated, described, or intended. Investors are cautioned against attributing undue certainty or reliance on forward-looking statements or information. Forward-looking statements and information are designed to help readers understand Management's current views of our near- and longer-term prospects and may not be appropriate for other purposes. The Company does not intend, and does not assume any obligation, to update or revise forward-looking statements or information to reflect changes in assumptions or in circumstances or any other events affecting such statements or information, other than as required by applicable law.
Cautionary Note to US Investors Regarding References to Mineral Reserves and Mineral Resources
Unless otherwise indicated, all reserve and resource estimates included in this MD&A have been prepared in accordance with Canadian National Instrument 43-101 - Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum (the “CIM”) — CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended (the “CIM Standards”). NI 43-101 is a rule developed by the Canadian Securities Administrators that establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. Canadian standards, including NI 43-101, differ significantly from the requirements of the United States Securities and Exchange Commission (the “SEC”), and reserve and resource information included herein may not be comparable to similar information disclosed by U.S. companies. In particular, and without limiting the generality of the foregoing, this MD&A use the terms “measured resources,” “indicated resources” and “inferred resources” as defined in accordance with NI 43-101 and the CIM Standards.
Further to recent amendments, mineral property disclosure requirements in the United States (the “U.S. Rules”) are governed by subpart 1300 of Regulation S-K of the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”) which differ from the CIM Standards. As a foreign private issuer that is eligible to file reports with the SEC pursuant to the multi-jurisdictional disclosure system (the “MJDS”), the Company is not required to provide disclosure on its mineral properties under the U.S. Rules and will continue to provide disclosure under NI 43-101 and the CIM Standards. If the Company ceases to be a foreign private issuer or loses its eligibility to file its annual report on Form 40-F pursuant to the MJDS, then the Company will be subject to the U.S. Rules, which differ from the requirements of NI 43-101 and the CIM Standards.
Pursuant to the new U.S. Rules, the SEC recognizes estimates of “measured mineral resources”, “indicated mineral resources” and “inferred mineral resources.” In addition, the definitions of “proven mineral reserves” and “probable mineral reserves” under the U.S. Rules are now “substantially similar” to the corresponding standards under NI 43-101. Mineralization described using these terms has a greater amount of uncertainty as to its existence and feasibility than mineralization that has been characterized as reserves. Accordingly, U.S. investors are cautioned not to assume that any measured mineral resources, indicated mineral resources, or inferred mineral resources that the Company reports are or will be economically or legally mineable. Further, “inferred mineral resources” have a greater amount of uncertainty as to their existence and as to whether they can be mined legally or economically. Under Canadian securities laws, estimates of “inferred mineral resources” may not form the basis of feasibility or pre-feasibility studies, except in rare cases. While the above terms under the U.S. Rules are “substantially similar” to the standards under NI 43-101 and CIM Standards, there are differences in the definitions under the U.S. Rules and CIM Standards. Accordingly, there is no assurance any mineral reserves or mineral resources that the Company may report as “proven mineral reserves”, “probable mineral reserves”, “measured mineral resources”, “indicated mineral resources” and “inferred mineral resources” under NI 43-101 would be the same had the Company prepared the reserve or resource estimates under the standards adopted under the U.S. Rules.

PAN AMERICAN SILVER CORP.	57